Exhibit 10.14

EXECUTION COPY

MASTER TRANSACTION AGREEMENT

Dated as of August 1, 2006

Among

SOCIÉTÉ GÉNÉRALE,

as Hedge Provider

MXENERGY INC.,

as Counterparty

and

MXENERGY HOLDINGS INC.
AND CERTAIN OF ITS SUBSIDIARIES,

as Guarantors

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EXHIBITS:

Exhibit A	-	Form of ISDA Master Agreement
Exhibit B	-	Form of ISDA Schedule
Exhibit C	-	Form of ISDA Credit Support Annex
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Pledge Agreement
Exhibit F	-	Form of Closing Certificate
Exhibit G	-	Form of Legal Opinion

SCHEDULES:

Schedule 1.01(a)	-	Guarantors
Schedule 1.01(b)	-	Natural Gas Hedging Transaction Geographic Delivery Locations
Schedule 1.01(c)	-	Existing Hedge Provider-Counterparty Hedging Transactions
Schedule 4.01	-	Licensed Jurisdictions
Schedule 4.10	-	Subsidiaries
Schedule 4.12(a)		MxEnergy-VPEM Financially-Settled Hedging Transactions
Schedule 4.13	-	Insurance
Schedule 4.19	-	Locations
Schedule 9.02	-	Addresses for Notices

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MASTER TRANSACTION AGREEMENT

This Master Transaction Agreement dated as of August 1, 2006 (this “Agreement”) by and among SOCIÉTÉ GÉNÉRALE, as Hedge Provider (together with its successors and permitted assigns, the “Hedge Provider”), MXENERGY INC., a Delaware corporation (the “Counterparty”), and the Guarantors specified herein.

WHEREAS, the Counterparty desires that the Hedge Provider establish a committed exclusive natural gas hedging facility and enter into hedging transactions with the Counterparty in respect of the Counterparty’s fixed price natural gas trading and inventory positions, and other hedging transactions as further provided herein; and

WHEREAS, the Hedge Provider has agreed to establish such a hedging facility for the Counterparty and to enter into such hedging transactions with the Counterparty on the terms set forth herein and in the other Transaction Documents (as defined herein).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Hedge Provider, the Counterparty and the Guarantors hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Certain Defined Terms. Any terms used in this Agreement that are defined in Article 9 of the Uniform Commercial Code as adopted in the State of New York (“UCC”) shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means, with respect to any Property of any Person, any Lien on such Property which (a) exists in favor of the Hedge Provider; (b) secures the payment and performance of the Obligations; and (c) is perfected and valid and enforceable against the Transaction Party that created such security interest in preference to any Liens or other rights of any Person therein, except as expressly provided in this Agreement or in the Intercreditor Agreement.

“Account Control Agreement” means a securities account control agreement among the Hedge Provider, the Counterparty, and the Custodian, in form and substance satisfactory to the Hedge Provider.

“Additional Termination Event” has the meaning specified in the ISDA Master Agreement and the ISDA Schedule.

“Administrative Agent” means Société Générale, in its capacity as administrative agent for the Lenders under the Credit Agreement and the other Loan Documents, and any successor in such capacity appointed pursuant to the Credit Agreement.

“Affected Party” has the meaning specified in the ISDA Master Agreement.

“Affected Transaction” has the meaning specified in the ISDA Master Agreement.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to (a) vote or direct the voting of 10% or more of the outstanding shares of Voting Stock of such Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Aggregate Fixed Price Open Position” means, as at any date of determination and for any period, the sum of the aggregate notional volumes of natural gas forecasted by the Counterparty to be covered by or subject to Natural Gas Hedging Transactions between the Hedge Provider and the Counterparty for such period, as agreed to by the Hedge Provider.

“Amendment No. 1 to Intercreditor Agreement” means Amendment No. 1 to Intercreditor and Subordination Agreement, dated on or about the Closing Date, among the Administrative Agent, VPEM, Sowood, the Hedge Provider, the Counterparty and the other Transaction Parties specified therein.

“Applicable Hedging Transaction Spread” means, with respect to any Natural Gas Hedging Transaction of any term to maturity, the execution/credit spread to be paid by the Counterparty to the Hedge Provider for or in respect of such transaction, expressed in cents per MMBtu, set forth opposite such term to maturity below:

All Spreads in Cents/MMBtu

Term to Maturity (x)	Nymex	Additional Basis	Basis Alone
x<=6 months	1.00	0.25	1.00
6 months < x <= 18 months	1.50	0.50	1.50
18 months < x <= 30 months	2.00	0.75	2.00
30 months < x <= 60 months	2.50	1.00	2.50

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease or any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of (a) the Counterparty and its Subsidiaries for each of the fiscal years ended June 30, 2002, 2003, and

2004 and the Parent and its Subsidiaries for the fiscal year ended June 30, 2005 and (b) SESCo for each of the fiscal years ended December 31, 2003, 2004 and 2005, in each case, together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Counterparty, the Parent and its Subsidiaries and SESCo, as applicable, including the notes thereto and including an unaudited reconciliation from GAAP to Non-GAAP Financial Reporting accounting.

“Bcf” means billion cubic feet of natural gas.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities and Exchange Act of 1934, as amended.

“Borrowers” means MxEnergy Inc., a Delaware corporation and MxEnergy Electric Inc., a Delaware corporation, and their permitted successors.

“Bridge Commitment Letter” means that certain Bridge Commitment Letter dated as of May 12, 2006 between the Parent and Deutsche Bank AG Cayman Islands Branch and Morgan Stanley Senior Funding, Inc., as the lenders.

“Bridge Loan Transaction” means the $190,000,000 senior, unsecured bridge loan transaction contemplated by the terms and conditions of the term sheet attached to the Bridge Commitment Letter.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York and, if such day relates to any Eurodollar Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of

America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)           investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority (other than any request, guideline or directive that provides that compliance is optional and that there is no penalty or charge of any kind for failure to comply).

“Change of Control” means the occurrence of any of the following events:

(a)           prior to the consummation of an Initial Public Offering, (i) the failure of either Jeffrey Mayer or Carole R. Artman-Hodge (each, a “Key Executive”) to be employed by the Parent on a full-time basis in his or her capacity as President and Chief Executive Officer, and Executive Vice President, respectively, and involved in the day-to-day operations of the Parent and its Subsidiaries and (ii) if such failure is due to death, accident, illness, or legal incapacity of one of the Key Executives and the other Key Executive remains employed as required under the foregoing clause (i), the Key Executive failing to be employed is not replaced within 90 days after such failure with an executive consented to by the Majority Banks in writing;

(b)           the failure of the Counterparty to be a Wholly-Owned Subsidiary of the Parent;

(c)           except for the consummation of an Initial Public Offering, the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Securities and Exchange Act of 1934, as amended, but excluding any employee benefit plan of the Parent or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan);

(d)           except for the consummation of an Initial Public Offering, the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) (other than Sowood, Charterhouse Financial, Greenhill Capital Partners, Jeffrey Mayer or Carole R. Artman-Hodge (or any of their Affiliates)) becomes the Beneficial Owner, directly or indirectly, of more than 25% of the Voting Stock of the Parent, measured by voting power rather than number of shares;

(e)           prior to the consummation of an Initial Public Offering, Sowood fails to be the Beneficial Owner, directly or indirectly, of at least 20% of the Voting Stock of the Parent;

(f)            prior to the consummation of an Initial Public Offering, the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors; or

(g)           the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Closing Date” means August 1, 2006.

“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” means the collective reference to any Collateral Account, all Collateral Account Property, all First Lien Collateral, all Second Lien Collateral and all products and proceeds of any of the foregoing.

“Collateral Account” means any deposit account or securities account established by the Hedge Provider or the Hedge Provider with the Custodian and otherwise subject to this Agreement, the ISDA Credit Support Annex and, if desired by the Hedge Provider, an Account Control Agreement.

“Collateral Account Property” means all U.S. government securities constituting Eligible Collateral (as defined in the ISDA Credit Support Annex) of the Counterparty in its capacity as Pledgor under the ISDA Credit Support Annex and all other Property of the Counterparty held or maintained in any Collateral Account from time to time in accordance with this Agreement, the ISDA Credit Support Annex and any Account Control Agreement.

“Commitment Termination Date” means August 1, 2008 or such later date to which the Commitment Termination Date may be extended from time to time pursuant to and in accordance with Section 2.07.

“Commitment Extension Agreement” means an agreement between the Counterparty and the Hedge Provider to extend the maturity of one or more of the Commitments of the Hedge Provider set forth in Article II of this Agreement, in form and substance satisfactory to the Hedge Provider.

“Commitment Extension Effective Date” has the meaning specified in Section 2.07(a).

“Commitments” means the commitments of the Hedge Provider to (a) enter into Natural Gas Hedging Transactions with the Counterparty pursuant and in accordance with Section 2.01, (b) enter into and provide Sleeved Natural Gas Hedging Transactions with and for the benefit of the Counterparty pursuant to Section 2.02, (c) novate one or more of the MxEnergy-VPEM Financially-Settled Hedging Transactions pursuant to and in accordance with Section 2.03, and (d) enter into SESCo Hedging Transactions with the Counterparty pursuant to Section 2.04, in each case subject to the conditions and limitations set forth in this Agreement.

“Confirmation” has the meaning specified in the ISDA Master Agreement (including, without limitation, each confirmation evidencing any Existing Hedge Provider – Counterparty Hedging Transaction).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who (a) was a member of such Board of Directors on the Closing Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the First Amended and Restated Credit Agreement dated as of August 1, 2006 among the Borrowers, the Guarantors, the Lenders, and the Administrative Agent.

“Debt,” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c)           Capital Leases;

(d)           all obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;

(e)           net obligations of such Person under any Hedge Agreement;

(f)            Off-Balance Sheet Liabilities;

(g)           indebtedness secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided, that if such Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of the amount of such Debt and the fair market value of the Property encumbered by such Lien); and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of any Capital Lease or Off-Balance Sheet Liability as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Defaulting Party” has the meaning specified in the ISDA Master Agreement.

“Dollars” and “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is organized or incorporated under the laws of the United States or a State thereof.

“End User” means each retail residential, commercial, wholesale or industrial buyer of natural gas from the Counterparty or any of its Subsidiaries.

“End User Positions” means, on any date of determination, all natural gas sale, supply and delivery agreements and obligations of the Counterparty or any of its Subsidiaries with and to each End User on such date of determination.

“Environmental Law” means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“Excepted Liens” has the meaning specified in the Credit Agreement as in effect on the Closing Date.

“Event of Default” has the meaning specified in the ISDA Master Agreement.

“Existing VPEM Credit Support” has the meaning specified in the VPEM Release Agreement.

“Existing Hedge Provider–Counterparty Hedging Transactions” means the collective reference to the Hedging Transactions between the Hedge Provider and the Counterparty described on Schedule 1.01(c) attached hereto.

“Facility Anniversary Date” means the Closing Date and the last Business Day of each subsequent 364-day period occurring after the Closing Date, provided that if any such day is not a Business Day, the Facility Anniversary Date shall be the Business Day immediately preceding such day.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Officer” for any Person means the chief financial officer, treasurer or senior financial officer of such Person, as applicable.

“First Lien Collateral” means all Collateral (as defined in the Security Agreement) and all Eligible Collateral (as defined in the ISDA Credit Support Annex) that is subject to a first priority Lien in favor of the Hedge Provider in accordance with this Agreement and the Security Documents.

“First Lien Negative Covenants” has the meaning specified in Section 6.01.

“First Purchaser Lien” means all accounts and inventory which are subject to a Lien securing the obligations of a “first purchaser” of oil and gas production as provided in Texas Bus. & Com. Code Section 9.343, or any other similar law in any other jurisdiction, except for inventory which has been purchased by the Counterparty or any of its Subsidiaries pursuant to a Letter of Credit issued pursuant to the Credit Agreement.

“Fixed Price Natural Gas Positions” means all fixed price natural gas purchase, sale, supply and inventory transactions and agreements between the Counterparty and any End User or any other Person from time to time in the ordinary course of business.

“Fixed Price Natural Gas Volumes” means, on any date of determination, the sum of the aggregate volumes of natural gas covered by or subject to agreements between the Counterparty and its End Users or any other Person which provide for fixed-price sales of natural gas to such End Users or such other Person on such date of determination, as determined by the Hedge Provider.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

“Guarantors” means (a) the Parent and each of its Subsidiaries listed on Schedule 1.01(a) and (b) any other Person that becomes a guarantor of all or a portion of the Obligations.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment or performance of such Debt, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt of any other Person, whether or not such Debt is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivatives transactions, forward rate transactions, commodity swaps, commodity options, forward purchase and sale transactions, forward commodity contracts, commodity futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), in each case whether over-the-counter or exchange-traded, financially settled or physically settled, and whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International

Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any North American Energy Standards Board (“NAESB”) Base Contract for the Sale/Purchase of Natural Gas (together with any NAESB agreement, instrument, annex, addendum or other document relating thereto) or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Reconciliation Report” means a report, in form and substance satisfactory to the Hedge Provider, describing in reasonable detail all of the Counterparty’s and its Subsidiaries’ then existing forward physical natural gas fixed price End User Positions and Inventory Positions, together with a reconciliation of each such End User Position and Inventory Position against any Hedge Agreement entered into by the Counterparty with any Person for the purpose of hedging (dynamically or otherwise) risks arising from such End User Position or such Inventory Position (as applicable).

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedge Agreements, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Hedging Facility” means the hedging commitments established by the Hedge Provider and the Counterparty under this Agreement.

“Hedging Facility Collateral” means, at any time, the collective reference to (i) all cash transferred by the Counterparty to and held by the Hedge Provider or the Custodian pursuant to the ISDA Credit Support Annex at such time and subject to a first priority perfected Lien in favor of the Hedge Provider at such time, (ii) all Collateral Account Property deposited and maintained in the Collateral Account at such time and subject to a first priority perfected Lien in favor of the Hedge Provider at such time and (iii) the undrawn amount(s) of one or more Letter(s) of Credit issued by an acceptable issuing bank to and for the benefit of the Hedge Provider and for the account of the Counterparty in accordance with the ISDA Credit Support Annex existing at such time, valued in accordance with the ISDA Credit Support Annex and not subject to any Letter of Credit Default at such time.

“Hedging Transaction” means any “Transaction” (as such term is defined in the ISDA Master Agreement) in effect from time to time between the Hedge Provider and the Counterparty (including, without limitation, each Transaction between the Hedge Provider and the Counterparty of the type described in Sections 2.01, 2.02, 2.03 or 2.04 and each Existing Hedge Provider – Counterparty Hedging Transaction).

“High Yield Notes Offering” means a private offering of unsecured debt securities with gross cash proceeds to the Parent of at least $190,000,000 and which such debt securities: (i) contain a maturity date that is at least one year after the Maturity Date, (ii) do not provide for any scheduled repayment of any principal amount thereof prior to maturity; (iii) contain market high-yield covenants (any such high-yield covenants being more restrictive than those contained in this Agreement shall be automatically incorporated herein); and (iv) contain a market interest rate.

“Imbalances” means, for any period, the difference between the amount of natural gas delivered by the Counterparty and its Subsidiaries to an LDC during such period and the amount of natural gas consumed by End Users that such LDC supplies during the same period.

“Initial Hedging Facility Collateral Requirement” means (i) the sum of all cash transferred by the Counterparty to and held by the Hedge Provider or the Custodian pursuant to the ISDA Credit Support Annex and subject to a first priority perfected Lien in favor of the Hedge Provider, plus (ii) the sum of the aggregate value of all Collateral Account Property deposited and maintained in the Collateral Account on or prior to the Closing Date, valued in accordance with the ISDA Credit Support Annex and subject to a first priority perfected Lien in favor of the Hedge Provider, plus (iii) the sum of the stated face amount(s) of one or more Letter(s) of Credit issued to and for the benefit of the Hedge Provider and for the account of the Counterparty in accordance with the ISDA Credit Support Annex on or prior to the Closing Date, valued in accordance with the ISDA Credit Support Annex and not subject to any Letter of Credit Default, being equal to $25,000,000 on the Closing Date.

“Initial Management Fee” has the meaning specified in Section 2.08(a).

“Initial Public Offering” means an underwritten public offering of shares of the Parent wherein the aggregate net proceeds is at least $50,000,000.

“Intercreditor Agreement” means the Subordination and Intercreditor Agreement dated as of December 19, 2005 among the Administrative Agent, VPEM, Sowood, and the Transaction Parties specified therein, as amended by Amendment No. 1 to Intercreditor Agreement.

“Inventory Positions” means, on any date of determination, all natural gas inventory owned by the Counterparty or any of its Subsidiaries on such date of determination.

“ISDA Credit Support Annex” means the Credit Support Annex to Schedule to ISDA Master Agreement, dated on or about the Closing Date, between the Hedge Provider, as Party A, and the Counterparty, as Party B, including Paragraph 13 thereto, all in substantially the form of Exhibit C.

“ISDA Documents” means the collective reference to the ISDA Master Agreement, the ISDA Schedule, the ISDA Credit Support Annex, and each Confirmation between the Hedge Provider and the Counterparty entered into from time to time under the ISDA Master Agreement.

“ISDA Master Agreement” means the ISDA Master Agreement, dated on or about the Closing Date, between the Hedge Provider, as Party A, and the Counterparty, as Party B, in substantially the form of Exhibit A, as amended, modified and supplemented by the ISDA Schedule and the ISDA Credit Support Annex.

“ISDA Schedule” means the Schedule to ISDA Master Agreement, dated on or about the Closing Date, between the Hedge Provider, as Party A, and the Counterparty, as Party B, in substantially the form of Exhibit B.

“LDC” means a local distribution company that supplies natural gas or electricity beyond the “citygate” or other specified delivery point to the End User on behalf of the Counterparty or any of its Subsidiaries.

“LDC Residual Contract Right” means, as at any date of determination, the Counterparty’s or any of its Subsidiaries’ enforceable right to receive payment for its natural gas that an LDC holds, or to obtain the return of its natural gas from, an LDC, existing on such date.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Lenders” means the lenders listed on the signature pages of the Credit Agreement and any other Person that has become a party to the Credit Agreement pursuant to the terms thereof.

“Letter of Credit” has the meaning specified in the ISDA Credit Support Annex.

“Letter of Credit Default” has the meaning specified in the ISDA Credit Support Annex.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” has the meaning specified in the Credit Agreement.

“Management Fee” means (a) with respect to the management fee to be paid on or about the Closing Date, the Initial Management Fee, and (b) thereafter with respect to any management fee to be paid on any Facility Anniversary Date, the management fee set forth below which shall be based on the forecasted Aggregate Fixed Price Open Position for the twelve-month period succeeding such Facility Anniversary Date, as further described in Section 2.08:

Aggregate Fixed Price Open Position	Management Fee

< / =50 Bcf	$1,000,000

> 50 Bcf and < / =60 Bcf	$1,250,000

> 60Bcf	$1,500,000

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, results of operations, prospects, Properties or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Counterparty or the Transaction Parties taken as a whole to perform its or their respective material obligations under the Transaction Documents to which it is a party or (c) the validity or enforceability against any Transaction Party of any of the Transaction Documents or any of the material rights or remedies of the Hedge Provider thereunder.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“MMBtu” means million British thermal units of natural gas.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“MxEnergy-Counterparty Hedging Transactions” means, on any date, the collective reference to each natural gas Hedge Agreement in effect between the Counterparty and any other Person (other than VPEM and the Hedge Provider).

“MxEnergy-VPEM Financially-Settled Hedging Transactions” means, on any date, the collective reference to each natural gas Hedge Agreement in effect between VPEM and the Counterparty on such date, the terms of which require cash payments to be made by VPEM or the Counterparty in satisfaction of obligations arising from time to time thereunder.

“MxEnergy-VPEM Novation Agreement” means the ISDA Novation Agreement among the Hedge Provider, the Counterparty and VPEM, in form and substance satisfactory to the Hedge Provider, providing for the novation of one or more MxEnergy-VPEM Financially-Settled Hedging Transactions, as determined by the Hedge Provider.

“MxEnergy-VPEM Novation Hedging Transactions” has the meaning specified in Section 2.03.

“Natural Gas Hedging Position Volumes” means, at any date of determination, the sum of the aggregate notional volumes of natural gas covered by or subject to (a) all Natural Gas Hedging Transactions between the Hedge Provider and the Counterparty in effect on such date of determination, as determined by the Hedge Provider and (b) all MxEnergy-VPEM Financially-Settled Hedging Transactions that have been novated in accordance with Section 2.03 and are in effect on such date of determination, as determined by the Hedge Provider.

“Natural Gas Hedging Transactions” means cash-settled options for natural gas between the Hedge Provider and the Counterparty based on NYMEX prices for natural gas and cash-

settled swaps for natural gas between the Hedge Provider and the Counterparty based on prices for natural gas relating to one or more geographic delivery locations described in Schedule 1.01(b) attached hereto and other natural gas or other derivative products agreed upon by the Hedge Provider and the Counterparty in writing from time to time.

“Natural Gas Put Option Amounts” has the meaning specified in Section 2.05.

“Natural Gas Put Options” has the meaning specified in Section 2.05.

“Non-GAAP Financial Reporting” means financial reporting in accordance with GAAP that has been adjusted to exclude (a) non-cash gains, losses or adjustments under FASB Statement 133 (as amended, supplemented and in effect from time to time), (b) settled hedge amounts related to purchases of inventory prior to the inventory being sold to the end customer, and (c) other non-cash charges.

“NYMEX” means the New York Mercantile Exchange, and any successor thereto.

“Obligations” means all debts, liabilities, obligations, covenants and duties of, any Transaction Party arising under this Agreement or any other Transaction Document with respect to the Hedge Provider, including any Hedging Transaction to which the Hedge Provider is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Transaction Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, other than any lease that constitutes an Operating Lease.

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Parent” means MxEnergy Holdings Inc., a Delaware corporation, and any permitted successor thereto.

“Permitted Liens” has the meaning specified in the Credit Agreement as in effect on the date hereof.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pledge Agreement” means the Pledge Agreement dated on or about the Closing Date in substantially the form of Exhibit E among one or more of the Transaction Parties as pledgors and the Hedge Provider as secured party, and each other document, instrument or agreement executed by any Transaction Party in connection therewith.

“Potential Event of Default” has the meaning specified in the ISDA Master Agreement.

“Pro Forma Financial Statements” means (a) the unaudited pro forma consolidated balance sheet of the Parent, its Subsidiaries and SESCo as of March 31, 2006 prepared in accordance with GAAP and (b) non-GAAP Financial Reporting consolidated balance sheets of the Parent, its Subsidiaries and SESCo as of March 31, 2006, including a reconciliation to GAAP, in each case giving effect to transactions under, and consummated in connection with, this Agreement, the High Yield Notes Offering, the Bridge Loan Transaction, and the SESCo Acquisition Agreement.

“Projections” means the Parent’s forecasted consolidated annual spread with monthly breakdowns: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, in each case for fiscal years 2007, 2008, and 2009 incorporating the SESCo Acquisition Transaction, the Bridge Loan Transaction, and the High Yield Notes Offering, together with supporting details.

“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” for any Person means, the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, Vice President, Treasurer or any other member of senior management of such Person.

“Risk Management Policy” has the meaning set forth in Section 3.01(a)(xv) and shall include any amendment, modification or waiver thereto that is approved by the Hedge Provider in its sole discretion.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

“SEC” means the Securities and Exchange Commission, and any successor entity.

“Second Lien Collateral” means the collective reference to all Collateral (as defined in the Security Agreement) and all Collateral (as defined in the Pledge Agreement), other than the First Lien Collateral.

“Secured Counterparty” has the meaning set forth in the Intercreditor Agreement.

“Security Agreement” means the Security Agreement in substantially the form of Exhibit D among one or more of the Transaction Parties as grantors and the Hedge Provider as secured party, and each other document, instrument or agreement executed by any Transaction Party in connection therewith.

“Security Documents” means the collective reference to Section 7.04 of this Agreement, Article VIII of this Agreement, the ISDA Credit Support Annex, the Security Agreement, the Pledge Agreement, the Intercreditor Agreement, any Account Control Agreement, each Letter of Credit issued for the benefit of the Hedge Provider pursuant to the ISDA Credit Support Annex and each other document, instrument or agreement executed or delivered in connection therewith to secure the payment or performance of all or any portion of the Obligations or to perfect, preserve or protect any Lien created by any of the foregoing.

“SESCo” means Shell Energy Services Company, L.L.C., a Delaware limited liability company.

“SESCo Acquisition Agreement” means the Asset Purchase Agreement dated as of May 12, 2006, between SESCo and the Counterparty, as in effect on the date hereof.

“SESCo Acquisition Transaction” means the transactions contemplated by the SESCo Acquisition Agreement.

“SESCo Hedging Transaction” has the meaning specified in Section 2.04.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Sowood” means Sowood Commodity Partners Fund LP, a Delaware limited partnership.

“Sleeved Natural Gas Hedging Transaction” means the collective reference to (i) a natural gas Hedge Agreement entered into between the Hedge Provider and any Specified Counterparty (arranged by the Counterparty in consultation with the Hedge Provider) and (ii) a back-to-back offsetting Natural Gas Hedging Transaction entered into between the Hedge Provider and the Counterparty containing the same or substantially similar terms as the natural gas Hedge Agreement between the Hedge Provider and the Specified Counterparty referenced in clause (i) above.

“Specified Counterparty” means any Person selected by the Counterparty and acceptable to the Hedge Provider in its sole discretion to enter into a Hedge Agreement with the Hedge Provider as part of any Sleeved Natural Gas Hedging Transaction.

“Specified Events” has the meaning set forth in Section 7.01.

“Subordinated Indebtedness” means any Debt of the Parent or any of its Subsidiaries (including the Counterparty) that is contractually subordinated to the Obligations on terms and in form and substance reasonably acceptable to the Hedge Provider.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Parent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” has the meaning specified in the ISDA Master Agreement (and shall for the avoidance of doubt include each Additional Termination Event).

“Transaction” has the meaning specified in the ISDA Master Agreement (including, without limitation, each Existing Hedge Provider – Counterparty Hedging Transaction).

“Transaction Documents” means this Agreement, the ISDA Documents, the Security Documents, the MxEnergy-VPEM Novation Agreement, the VPEM Release Agreement, the Confirmations, and all other agreements, instruments and documents governing, evidencing or relating to any of the foregoing issued pursuant thereto, and each other agreement, instrument or document executed by any Transaction Party or any of their respective officers at any time in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.

“Transaction Party” means the Counterparty, the Parent, any Guarantor and any other Person (other than the Hedge Provider) that is or becomes a party from time to time to any Transaction Document.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“Variable Price Natural Gas Volumes” means, on any date of determination, the sum of the aggregate volumes of natural gas covered by or subject to agreements between the Counterparty and its End Users or any other Person which provide for variable-price sales of natural gas to such End Users or such other Persons based on one or more market indices on such date of determination, as determined by the Hedge Provider.

“Voting Stock” means, with respect to any Person, Equity Interests of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of such Person.

“VPEM” means Virginia Power Energy Marketing, Inc., a Virginia corporation.

“VPEM Novation Date” means the date on which the Hedge Provider and the Counterparty expect to enter into the MxEnergy-VPEM Novation Agreement.

“VPEM Release Agreement” means the Release Agreement, dated on or about the VPEM Novation Date, among the Hedge Provider, VPEM and the Counterparty.

“VPEM Specified Event” means the occurrence of any event of default, termination event or any other similar event or circumstance under any VPEM Transaction Document.

“VPEM Transaction Documents” means the collective reference to the Natural Gas Agreements and the Natural Gas Derivatives Agreements (each as defined in the VPEM Release Agreement) between VPEM and the Counterparty.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02          Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03          Accounting Terms.

(a)           For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Annual Financial Statements.

(b)           If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the Counterparty or the Hedge Provider shall so request, the Hedge Provider and the Counterparty shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Hedge Provider); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Counterparty shall provide to the Hedge Provider financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in

GAAP. “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Parent; (B) changes in accounting principles recommended by the Parent’s accountants; and (C) changes in carrying value of the Parent’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the Audited Financial Statements.

(c)           In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04          Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

THE HEDGING FACILITY

Section 2.01          Natural Gas Hedging Transactions. Subject to the terms and conditions set forth in this Agreement, the Hedge Provider agrees to enter into Natural Gas Hedging Transactions with the Counterparty from time to time to enable the Counterparty to hedge risk arising from or in connection with its Fixed Price Natural Gas Positions and Inventory Positions. The Hedge Provider and the Counterparty shall negotiate the economic terms of each Natural Gas Hedging Transaction on a market basis. The consideration to be paid to the Hedge Provider by the Counterparty (or the consideration to be paid by the Hedge Provider to the Counterparty, if applicable) on the settlement date for any Natural Gas Hedging Transaction entered into between the Hedge Provider and the Counterparty (or, in the case of any Natural Gas Hedging Transaction that is an option, any such option sold by the Hedge Provider to the Counterparty or purchased by the Hedge Provider from the Counterparty) shall be determined by the Hedge Provider on the settlement date for such transaction at cost and otherwise in a commercially reasonable manner, and such consideration shall include or reflect amounts necessary to pay, compensate or reimburse (as applicable) the Hedge Provider for (a) hedging transactions entered into (or to be entered into) by the Hedge Provider in connection with entering into such Natural Gas Hedging Transaction with the Counterparty and (b) the Applicable Hedging Transaction Spread for such Natural Gas Hedging Transaction. Notwithstanding any term or provision in any Transaction Document, no such Natural Gas Hedging Transaction shall have a term to maturity or expiration in excess of thirty-nine (39) months without the prior written consent of the Hedge Provider. Each such Natural Gas Hedging Transaction shall constitute a Hedging Transaction under this Agreement and a Transaction under the ISDA Documents in all respects and for all purposes.

Section 2.02          Sleeved Natural Gas Hedging Transactions. Subject to the terms and conditions set forth in this Agreement, the Hedge Provider agrees to enter into Sleeved Natural Gas Hedging Transactions with and for the benefit of the Counterparty from time to time to enable the Counterparty to hedge risks arising from or in connection with its Fixed Price Natural Gas Positions and Inventory Positions. The Counterparty may at any time provide the Hedge Provider with economic and other material terms upon which a Specified Counterparty is willing to enter into a natural gas Hedging Agreement with the Counterparty and request that the Hedge Provider enter into a Sleeved Natural Gas Hedging Transaction with respect to such Specified Counterparty and such economic and other material terms. If the Specified Counterparty and such economic and other material terms are acceptable to the Hedge Provider in its sole discretion, the Hedge Provider shall negotiate and finalize the economic and other material terms of that portion of the Sleeved Natural Gas Hedging Transaction to which such Specified Counterparty and the Hedge Provider will be parties (the “Specified Counterparty Sleeved Natural Gas Hedging Transaction”) with such Specified Counterparty on a market basis (in consultation with the Counterparty), and if such Specified Counterparty and terms remain acceptable to the Hedge Provider, the Hedge Provider will enter into the Specified Counterparty Sleeved Natural Gas Hedging Transaction with such Specified Counterparty. The Hedge Provider and the Counterparty shall then substantially contemporaneously enter into that portion of the Sleeved Natural Gas Hedging Transaction to which the Counterparty and the Hedge Provider will be parties (the “MxEnergy Counterparty Sleeved Natural Gas Hedging Transaction”). All usual and customary fees, costs, expenses and other amounts arising from or in connection with each Specified Counterparty Sleeved Natural Gas Hedging Transaction (the “Specified Counterparty Sleeved Natural Gas Hedging Transaction Amount”) shall be timely paid in full by the Hedge Provider, and the Counterparty shall upon demand immediately reimburse the Hedge Provider for such Specified Counterparty Sleeved Natural Gas Transaction Amount.  The consideration to be paid to the Hedge Provider by the Counterparty (or the consideration to be paid by the Hedge Provider to the Counterparty, if applicable) on the settlement date for any MxEnergy Counterparty Sleeved Natural Gas Hedging Transaction entered into between the Hedge Provider and the Counterparty (or, in the case of any MxEnergy Counterparty Sleeved Natural Gas Hedging Transaction that is an option, any such option sold by the Hedge Provider to the Counterparty or purchased by the Hedge Provider from the Counterparty) shall be determined by the Hedge Provider on the settlement date for such transaction at cost and such consideration shall include or reflect amounts necessary to pay, compensate or reimburse (as applicable) the Hedge Provider for (a) any hedging transactions entered into (or to be entered into) by the Hedge Provider in connection with entering into any portion of Sleeved Natural Gas Hedging Transaction and (b) with respect to entering into the MxEnergy Counterparty Sleeved Natural Gas Hedging Transaction, the Applicable Hedging

Transaction Spread for such transaction. Notwithstanding any term or provision in any Transaction Document, no Sleeved Natural Gas Hedging Transaction shall have a term to maturity or expiration in excess of thirty-nine (39) months without the prior written consent of the Hedge Provider. Each MxEnergy Counterparty Sleeved Natural Gas Hedging Transaction shall constitute a Natural Gas Hedging Transaction and a Hedging Transaction under this Agreement and a Transaction under the ISDA Documents in all respects and for all purposes.

Section 2.03          MxEnergy-VPEM Natural Gas Hedging Transactions.

(a)           Subject to the limitations and conditions of this Agreement and following receipt by the Hedge Provider of the fully executed VPEM Release Agreement, the Hedge Provider agrees that it shall, on or about the VPEM Novation Date, enter into the MxEnergy-VPEM Novation Agreement with the Counterparty and VPEM providing for the novation of MxEnergy-VPEM Financially-Settled Hedging Transactions agreed upon by the Hedge Provider and the Counterparty. The Hedge Provider and the Counterparty further acknowledge and agree that, with respect to each MxEnergy-VPEM Financially-Settled Hedging Transaction to be novated under the MxEnergy-VPEM Novation Agreement, the Hedge Provider may in its sole discretion enter into an offsetting Natural Gas Hedging Transaction with the Counterparty (or may enter into an offsetting natural gas derivatives transaction evidenced by a Hedge Agreement with another Person) for the purpose of hedging (or eliminating) market risk assumed or incurred by the Hedge Provider in connection with or as a result of consummating any such novated MxEnergy-VPEM Financially-Settled Hedging Transaction (each an “MxEnergy-VPEM Novation Hedging Transaction”).

(b)           All fees, costs and expenses (other than hedging costs) arising from or in connection with the negotiation, preparation, issuance, execution, delivery and performance of, and the exercise of any rights and remedies under the VPEM Release Agreement, the MxEnergy-VPEM Novation Agreement and any other related instrument or document, and the novation of any MxEnergy-VPEM Financially-Settled Hedging Transaction pursuant to the MxEnergy-VPEM Novation Agreement and the entering into of any MxEnergy-VPEM Novation Hedging Transaction, shall be timely paid in full by the Counterparty. Upon the consummation of the novation of any MxEnergy-VPEM Financially-Settled Hedging Transaction and the entering into by the Hedge Provider and the Counterparty of any MxEnergy-VPEM Novation Hedging Transaction, such MxEnergy-VPEM Novation Hedging Transaction shall constitute a Natural Gas Hedging Transaction and a Hedging Transaction under this Agreement and a Transaction under the ISDA Documents in all respects and for all purposes.

Section 2.04          SESCo Hedging Transactions. Subject to the conditions and limitations set forth in this Agreement, the Hedge Provider agrees to enter into Natural Gas Hedging Transactions with the Counterparty, substantially contemporaneously with the effectiveness of or within a reasonable period of time after the closing of the SESCo Acquisition Transaction, to enable the Counterparty to hedge potential risks arising from changes in the prices of natural gas relating to the Properties acquired or assumed by the Counterparty from SESCo as a result of the consummation of the SESCo Acquisition Transaction (each a “SESCo Hedging Transaction”). The Hedge Provider and the Counterparty shall negotiate the economic terms of each SESCo Hedging Transaction on a market basis. The consideration to be paid to the Hedge Provider by the Counterparty (or the consideration to be paid by the Hedge Provider to the Counterparty, if applicable) on the settlement date for any SESCo Hedging Transaction entered into between the Hedge Provider and the Counterparty (or, in the case of any SESCo Hedging Transaction that is an option, any such option sold by the Hedge Provider to the Counterparty or purchased by the Hedge Provider from the Counterparty) shall be determined by the Hedge Provider on the settlement date for such transaction at cost and otherwise in a commercially reasonable manner, and such consideration shall include or reflect amounts necessary to pay, compensate or reimburse (as applicable) the Hedge Provider for (a) hedging transactions entered into (or to be entered into) by the Hedge Provider in connection with entering into such SESCo Hedging Transaction with the Counterparty and (b) the Applicable Hedging Transaction Spread for such SESCo Hedging Transaction. Notwithstanding any term or provision in any Transaction Document, no SESCo Hedging Transaction shall have a term to maturity or expiration which exceeds thirty-nine (39) months without the prior written consent of the Hedge Provider. Each SESCo Hedging Transaction shall constitute a Natural Gas Hedging Transaction and a Hedging Transaction under this Agreement and a Transaction under the ISDA Documents in all respects and for all purposes.

Section 2.05          Natural Gas Put Options. The Hedge Provider and Counterparty hereby acknowledge and agree that the Hedge Provider may at any time and from time to time, based on its review and analysis of the existing Natural Gas Hedging Transactions in effect between the Hedge Provider and the Counterparty at such time, the MxEnergy-VPEM Financially-Settled Hedging Transactions novated pursuant to the MxEnergy-VPEM Novation Agreement and in effect at such time and the natural gas and related spot, forward and derivatives market conditions in effect at such time, determine that it would be appropriate for the Hedge Provider to purchase one or more exchange-traded or over-the-counter out-of-the-money natural gas put options, with stated maturity or expiration dates and economic and other terms satisfactory to the Hedge Provider, to hedge potential risks arising from material declines of natural gas market prices which are or may be incurred or assumed by the Hedge Provider in respect of any such Natural Gas Hedging Transaction or any such MxEnergy-VPEM Financially-Settled Hedging Transactions (collectively, the “Natural Gas Put Options”). The Hedge Provider may, with respect to any such Natural Gas Put Option and irrespective of whether the Hedge Provider actually purchases any such Natural Gas Put Option, in its discretion invoice and assess the Counterparty for all or any portion of any actual or estimated Natural Gas Put Option premium (it being understood and agreed by the Counterparty that any such estimated Natural Gas Put Option premium may be calculated by the Hedge Provider using theoretical put option pricing models and methodologies and other relevant information deemed appropriate by the Hedge Provider for such calculation) and other fees, costs, expenses and other amounts arising from or in connection with any such Natural Gas Put Option (collectively, for any such Natural Gas Put Option, a “Natural Gas Put Option Amount”), and each such Natural Gas Put Option Amount shall be paid in full by the Counterparty to the Hedge Provider upon delivery of an invoice therefor to the Counterparty by the Hedge Provider. The Counterparty further agrees that the Hedge Provider shall be solely entitled to receive and retain any and all residual put option premiums, settlement amounts, or other values or financial benefits associated with or arising from or in respect of any such Natural Gas Put Option (including, without limitation, upon early termination of any such transaction), without any further liability or obligation whatsoever to the Counterparty or any other Person therefor or in respect thereof. Notwithstanding the foregoing, the aggregate notional volumes of natural gas subject to or covered by all such Natural Gas Put Options may, at the discretion of the Hedge Provider (in consultation with the Counterparty) at any time be greater than thirty percent (30%) of, but shall not at any time exceed fifty percent (50%) of, the Natural Gas Hedging Position Volumes in effect at such time (as determined by the Hedge Provider). The parties agree that nothing in this Section 2.05 shall restrict the Counterparty from purchasing or obtaining the benefit of any natural gas put options in the ordinary course of business for purposes not prohibited by the Transaction Documents.

Section 2.06          Restrictions on Commitments; Hedging Position and Related Covenants; Hedging Disclosures; Exclusivity of Facility.

(a)           Notwithstanding any term or provision in this Agreement or any Transaction Document, the Counterparty covenants and agrees that (i) the Natural Gas Hedging Position Volumes in respect of all Natural Gas Hedging Transactions from time to time in effect between the Hedge Provider and the Counterparty (as determined by the Hedge Provider) shall not at any time exceed 65 Bcf without the prior written consent of the Hedge Provider, and (ii) the ratio of Fixed Price Natural Gas Volumes to Variable Price Natural Gas Volumes (as determined by the Hedge Provider) shall not at any time exceed 70:30 without the prior written consent of the Hedge Provider.

(b)           If at any time either party determines that a violation of the covenant set forth in clause (a)(i) above has occurred, (i) such party shall within one (1) Business Day of such determination notify the other party of such violation, (ii) all Commitments of the Hedge Provider to enter into any additional Hedging Transactions under this Agreement shall cease to be effective against the Hedge Provider until such violation is cured to the satisfaction of the Counterparty or the Hedge Provider otherwise determines that such violation no longer exists, and (iii) the Hedge Provider and the Counterparty shall within two (2) Local Business Days after receipt of such notice agree on the action or actions to be taken by the parties in order to cure such violation and thereupon take such action or actions to cure such violation (including, without limitation, determining that an Additional Termination Event has occurred under the ISDA Documents with respect to one or more of the then existing Natural Gas Hedging Transaction(s) and thereupon terminating such Natural Gas Hedging Transaction(s) in accordance with the ISDA Documents); provided that if the Hedge Provider and the Counterparty cannot agree on any such action or actions within such period, the Hedge Provider may in its sole discretion determine, and under such circumstances is hereby authorized by the Counterparty (without further action by any other Person) to determine, that an Additional Termination Event has occurred under the ISDA Documents with respect to one of more of the then existing Natural Gas Hedging Transaction(s) and thereupon terminate such Natural Gas Hedging Transaction(s) in accordance with the ISDA Documents, in each case to the extent necessary to cure such violation. For purposes of any such Additional Termination Event, the terminated Natural Gas Hedging Transaction(s) shall be the sole Affected Transaction(s) under the ISDA Documents and the Counterparty shall be the sole Affected Party under the ISDA Documents.

(c)           The Counterparty acknowledges and agrees that the Hedging Facility has been structured for the exclusive benefit of the Counterparty and in consideration thereof agrees that it shall, from and after the date of this Agreement until the Commitment Termination Date, enter into natural gas Hedging Transactions only with the Hedge Provider (as further provided in Section 6.02).

Section 2.07          Extension and Termination of Commitments; Termination of Agreement.

(a)           So long as no Specified Event has occurred, the Counterparty may request in writing to the Hedge Provider at least sixty (60) days but no more than ninety (90) days prior to the applicable Commitment Termination Date that the Hedge Provider extend the Commitment Date for an additional 364-day period as herein provided, which request will be granted or denied by the Hedge Provider in its sole discretion. The Hedge Provider will promptly notify the Counterparty of its willingness or refusal to extend the Commitment Termination Date. The Hedge Provider shall notify the Counterparty of its response to such request. If the Hedge Provider agrees to extend the Commitment Termination Date for such period, the Hedge Provider and the Counterparty shall agree upon the date on which such extension is to be effective (the “Commitment Extension Effective Date”) and, upon satisfaction of the conditions set forth in Section 2.07(b), the Commitments shall be extended to the date which is 364 days following the immediately succeeding Commitment Termination Date or, if such date is not a Business Day, the next preceding Business Day.

(b)           Conditions to Commitment Extension Effective Date. Any agreement by the Hedge Provider to extend the Commitments pursuant to Section 2.07(a) shall be subject to the satisfaction of the following conditions precedent on or before the applicable Commitment Extension Effective Date:  (i) the Counterparty shall deliver to the Hedge Provider a certificate of each Transaction Party dated as of the Commitment Extension Effective Date signed by a Responsible Officer of such Person (A) certifying and attaching the resolutions adopted by such Person approving or consenting to such extension, and (B) in the case of the Counterparty, certifying that, before and after giving effect to such extension, (I) the representations and warranties contained in Article IV and the other Transaction Documents are true and correct in all material respects on and as of the Commitment Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.07, the representations and warranties contained in Section 4.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.06, and (II) no Specified Event exists; (ii) the Hedge Provider shall be satisfied that no Specified Event then exists; and (iii) the Counterparty and the other Transaction Parties shall have duly executed and delivered to the Hedge Provider a Commitment Extension Agreement with respect to such extension.

(c)           Termination of Commitments by Hedge Provider. Notwithstanding any term or provision in this Agreement or any other Transaction Document, the Hedge Provider may terminate any or all of the Commitments at any time upon the occurrence and during the continuance of a Specified Event.

(d)           Termination of Commitments by Counterparty. Notwithstanding any term or provision in this Agreement or any other Transaction Document, the Counterparty may terminate any or all of the Commitments at any time (i) upon the occurrence of a Change of Control or (ii) with the prior written consent of the Hedge Provider.

(e)           Termination of Agreement. This Agreement shall terminate by mutual agreement of the parties on or after the date on which the Obligations shall have been paid and performed in full and all Commitments, Hedging Transactions and Transaction Documents shall have expired or been terminated in accordance with their respective terms.

Section 2.08          Fees.

(a)           Management Fees. The Counterparty agrees to pay to the Hedge Provider for its own account a Management Fee in advance on or prior to the date on which the first Natural Gas Hedging Transaction shall have been entered into between the Hedge Provider and the Counterparty or otherwise consummated under the Transaction Documents (the “Initial Management Fee”) and additional Management Fees thereafter on each Facility Anniversary Date, and each such Management Fee shall be deemed to be fully earned by the Hedge Provider on the date when paid. The parties agree that (i) the amount of the Initial Management Fee shall be $1,000,000 and (ii) the Management Fee required to be paid on each Facility Anniversary Date shall be based on the forecasted Aggregated Fixed Price Open Position provided by the Counterparty on or prior to such Facility Anniversary Date and verified by the Hedge Provider, which forecasted Aggregate Fixed Price Open Position shall be based upon the Counterparty’s reasonable good faith projections of maximum volumes of natural gas usage in its business for the twelve-month period immediately succeeding such Facility Anniversary Date (which projections shall be set forth in writing and delivered to the Hedge Provider and based upon reasonable estimates and assumptions disclosed by the Counterparty to the Hedge Provider prior to such Facility Anniversary Date), and such forecasted Aggregate Fixed Price Open Position shall be set forth in one or more schedules or other written instruments in form satisfactory to the Hedge Provider so as to enable the Hedge Provider to calculate the Management Fee.

(b)           Structuring Fee. The Counterparty agrees to pay to the Hedge Provider a fee, on or prior to the date on which the first Natural Gas Hedging Transaction shall have been entered into between the Hedge Provider and the Counterparty or otherwise consummated hereunder, in the amount of $750,000 in connection with arranging and structuring the Hedging Facility and for assuming risks in connection with the transactions contemplated by and consummated under the MxEnergy-VPEM Novation Agreement, which fee shall be deemed to be fully earned by the Hedge Provider when paid on the Closing Date.

(c)           Other Fees. The Counterparty agrees to pay to the Hedge Provider all other fees, costs and expenses reasonably incurred or charged by the Hedge Provider (including, without limitation, reasonable attorneys’ fees and costs) and its attorneys, agents and consultants prior to or after the Closing Date from time to time in connection with the negotiation, preparation, administration, execution, delivery and performance of the Transaction Documents, the review, audit and implementation of risk management policies, procedures, internal controls, and related systems relating to establishing and maintaining Hedging Facility. All such other fees, costs and expenses shall be due and payable on the date specified by the Hedge Provider in any written invoice delivered by the Hedge Provider to the Counterparty in connection therewith and shall be deemed to be fully earned by the Hedge Provider on the date when paid.

(d)           Payment of Fees. All fees, costs and expenses described in this Agreement (including each Applicable Hedging Transaction Spread) shall be paid by the Counterparty to the Hedge Provider on the dates when due and in immediately available Dollars, and all such fees, costs or expenses, once paid, shall be fully earned and nonrefundable absent manifest error.

Section 2.09          Existing Hedge Provider – Counterparty Hedging Transactions. The parties hereby acknowledge and agree that each Existing Hedge Provider – Counterparty Hedging Transaction (a) is valid, enforceable, and in full force and effect and (b) as of the date hereof, (i) is and shall be a “Natural Gas Hedging Transaction” and a “Hedging Transaction” in all respects and for all purposes under and subject to this Agreement and the other Transaction Documents (provided that each Existing Hedge Provider – Counterparty Hedging Transaction that is a natural gas put option purchased by the Counterparty from the Hedge Provider shall be excluded for purposes of determining compliance with the hedging covenant set forth in Section 2.06(a)(i)) and (ii) is and shall be a “Transaction” in all respects and for all purposes under and subject to the ISDA Documents.

Section 2.10          Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory transaction, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Hedge Provider with respect to natural gas Hedge Agreements; or

(ii)           impose on the natural gas market or other relevant market any other condition, cost or expense affecting this Agreement or the Natural Gas Hedging Transactions which the Hedge Provider is obligated to enter into hereunder and under the ISDA Documents pursuant to the Commitments;

and the result of any of the foregoing shall be to materially increase the cost to the Hedge Provider of entering into or maintaining any Natural Gas Hedging Transaction with the Counterparty or to materially reduce the amount of any sum received or receivable by the Hedge Provider hereunder or under any other Transaction Document, then, upon request of the Hedge Provider, the Counterparty will pay to the Hedge Provider such additional amount or amounts as will compensate the Hedge Provider for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If the Hedge Provider determines that any Change in Law affecting the Hedge Provider regarding capital requirements has or would have the effect of materially reducing the rate of return on the Hedge Provider’s capital as a consequence of this Agreement, the Commitments or any Natural Gas Hedging Transactions entered into between the Hedge Provider with the Counterparty to a level below that which the Hedge Provider could have achieved but for such Change in Law (taking into consideration the Hedge Provider’s policies with respect to capital adequacy), then from time to time the Counterparty will pay to the Hedge Provider such additional amount or amounts as will compensate the Hedge Provider for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of the Hedge Provider setting forth the amount or amounts necessary to compensate the Hedge Provider, as specified in paragraph (a) or (b) of this Section and setting forth a reasonably detailed description of the basis for calculating such amount delivered to the Counterparty shall be conclusive absent manifest error.

The Counterparty shall pay the Hedge Provider the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of the Hedge Provider to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of the Hedge Provider’s right to demand such compensation, provided that the Counterparty shall not be required to compensate the Hedge Provider pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Hedge Provider notifies the Counterparty of the Change in Law giving rise to such increased costs or reductions and of the Hedge Provider’s intention to claim compensation therefor (except that if any such Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11          Payments and Computations.

(a)           Payment Procedures. The Counterparty and each other Transaction Party shall make each payment required to be made by it under this Agreement not later than 12:00 p.m. (New York time) on the day when due to the Hedge Provider in immediately available funds and in Dollars. All payments shall be made without setoff, deduction, or counterclaim.

(b)           Computations. All computations of fees shall be made by the Hedge Provider on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such fees are payable.

(c)           Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01          Initial Conditions Precedent. The Commitments of the Hedge Provider to enter into any transactions or take any other actions set forth in or contemplated by any of Sections 2.01, 2.02, 2.03, and 2.04 are subject to the satisfaction, prior to or concurrently with the entering into of any such transaction or the taking of any such action, of the following conditions precedent (in each case unless waived in writing by the Hedge Provider):

(a)           Documentation. The Hedge Provider shall have received the following, each of which shall be originals, or, at the discretion of the Hedge Provider, telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Transaction Party or other Person or Persons party thereto, dated on or before the Closing Date (or, in the case of government officials, a recent date before the Closing Date), and otherwise duly executed by all the parties thereto, each in form and substance satisfactory to the Hedge Provider:

(i)            this Agreement, duly executed and delivered by the Counterparty and the Guarantors;

(ii)           the ISDA Master Agreement, the ISDA Schedule and the ISDA Credit Support Annex, each duly executed and delivered by the Counterparty;

(iii)          a Confirmation evidencing each initial Natural Gas Hedging Transaction to be entered into between the Hedge Provider and the Counterparty on or about the Closing Date, duly executed and delivered by the Counterparty;

(iv)          the Security Agreement, duly executed and delivered by the Counterparty and each of the other Transaction Parties, together with any other documents, agreements and instruments necessary to create an Acceptable Security Interest in the First Lien Collateral and the Second Lien Collateral described therein;

(v)           the Pledge Agreement, duly executed and delivered by the Parent and each of its Subsidiaries that has a Subsidiary, pledging to the Hedge Provider all of the Equity Interests of the Domestic Subsidiaries of such Transaction Party and 65% of the Equity Interest of the Foreign Subsidiaries of such Transaction Party, together with any other documents, agreements and instruments necessary to create an Acceptable Security Interest in such Equity Interest and the other Second Lien Collateral described therein;

(vi)          Amendment No. 1 to the Intercreditor Agreement, duly executed and delivered by the Hedge Provider, the Counterparty, the Administrative Agent, Sowood and each other party thereto, in form and substance acceptable to the Hedge Provider;

(vii)         the VPEM Release Agreement, duly executed and delivered by VPEM and the Counterparty;

(viii)        the Credit Agreement, duly executed and delivered by the Transaction Parties, the Administrative Agent and each Lender party thereto, which Credit Agreement expressly permits and authorizes the Transaction Parties to enter into, perform their respective obligations under, and consummate the transactions contemplated by, the Transaction Documents to which they are or will be a party, in form and substance satisfactory to the Hedge Provider;

(ix)          a closing certificate dated as of the Closing Date from a Responsible Officer of each Transaction Party, in substantially the form of Exhibit F, certifying that (A) all representations and warranties of each Transaction Party set forth in this Agreement and in the other Transaction Documents to which it is a party are true and correct in all material respects; (B) no Potential Event of Default or Specified Event has occurred and is continuing; (C) the conditions precedent in this Section 3.01 have been met; (D) attached thereto is a true and complete copy of the organizational documents of such Transaction Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (E) below; (E) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other managing Persons of such Transaction Party, in form and substance satisfactory to the Hedge Provider, authorizing the execution, delivery and performance of the Transaction

Documents to which such Transaction Party is a party (and in the case of the Counterparty, the Hedging Transactions and the Natural Gas Put Options to be entered into, purchased and novated under the Transaction Documents and the creation, perfection and priority of the Liens under the Security Documents and, in the case of each other Transaction Party, the guarantees made by such Transaction Party hereunder) that such resolutions have not been modified, rescinded or amended and are in full force and effect; (F) that the certificate or articles of incorporation or other organizational documents of such Transaction Party have not been amended since the date of the last amendment thereto shown on the certified copy thereof furnished pursuant to clause (xi) below; and (G) as to the incumbency and specimen signature of each officer of each Transaction Party executing any Transaction Document or any other agreement, instrument, document or certificate delivered in connection herewith or therewith by or on behalf of such Transaction Party;

(x)           copies of the certificate or articles of incorporation or other equivalent organizational documents of each Transaction Party, certified as of a recent date by the Secretary of State of the state of its incorporation or other organization;

(xi)          certificates from the appropriate Governmental Authorities certifying as of a recent date acceptable to the Hedge Provider to the good standing, existence and authority of each of the Transaction Parties in all jurisdictions where required by the Hedge Provider;

(xii)         a favorable opinion dated as of the Closing Date of Paul, Hastings, Janofsky & Walker LLP, counsel to the Transaction Parties, in substantially the form of Exhibit G;

(xiii)        a certificate from a Financial Officer of the Counterparty dated as of the Closing Date addressed to the Hedge Provider regarding the matters set forth in Section 4.16;

(xiv)        a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary loss payable endorsement and to name the Hedge Provider as an additional insured;

(xv)         a copy of the risk management policy of the Counterparty as in effect on the Closing Date (the “Risk Management Policy”) in form and substance satisfactory to the Hedge Provider; and

(xvi)        such other documents, governmental certificates and agreements as the Hedge Provider may reasonably request.

(b)           Payment of Fees, Costs, Expenses and Other Amounts. The Counterparty or other obligated Person shall have paid (i) the Initial Management Fee, (ii) the Structuring Fee and (iii) all other fees, costs, expenses and other payments or amounts required to be paid to the Hedge Provider on or prior to the Closing Date pursuant to this Agreement (including, without limitation, any payments or amounts described under Sections 2.01, 2.02, 2.03, 2.04 or 2.05) or any other Transaction Document, including, without limitation, all costs and expenses (including attorneys’ fees and costs of the Hedge Provider’s counsel) which have been invoiced and are payable pursuant to Section 2.08 or Section 9.04.

(c)           Due Diligence; Corporate Structure. The Hedge Provider shall have completed satisfactory due diligence review of the Properties, liabilities, business and operations acquired or assumed in connection with the SESCo Acquisition Transaction, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed Hedging Facility and the terms and conditions of all material obligations of the Transaction Parties arising from the Assumed Liabilities (as described in the SESCo Acquisition Agreement). The documentation reflecting the ownership, capital, corporate, tax, organizational and legal structure of the Transaction Parties shall be acceptable to the Hedge Provider.

(d)           Security Documents. The Hedge Provider shall have received all appropriate evidence required by the Hedge Provider in its sole discretion necessary to determine that arrangements have been made for the Hedge Provider to have an Acceptable Security Interest in all of the Collateral, including, without limitation, (i) the delivery to the Hedge Provider of such financing statements under the Uniform Commercial Code for filing in such jurisdictions as the Hedge Provider may require, and (ii) Lien, Tax and judgment searches conducted on each Transaction Party and SESCo reflecting (A) no Liens other than Permitted Liens against any of the First Lien Collateral and the Second Lien Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement and (B) no Liens against any Collateral Account or any of the Collateral Account Property that are prior to the Liens of the Hedge Provider in and to such Property.

(e)           Financial Statements. The Hedge Provider shall have received true and correct copies of (i) the Audited Financial Statements, (ii) the unaudited consolidated balance sheets and related statements of operations, cash flows and stockholders’ equity of the Parent and its Subsidiaries, each as of and for the periods ended March 31, 2006 and June 30, 2006 and including a reconciliation from GAAP to Non-GAAP Financial Reporting, (iii) the Pro Forma Financial Statements, (iv) the Projections in form and substance reasonably satisfactory to the Hedge Provider and (v) such other financial information as the Hedge Provider may reasonably request.

(f)            Authorizations and Approvals. The Hedge Provider shall be satisfied that all other governmental and third party approvals, consents, permits, and licenses necessary in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and by the SESCo Acquisition Transaction shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(g)           ISDA Documents. The Hedge Provider shall be satisfied that all applicable conditions to effectiveness of the ISDA Documents have been satisfied.

(h)           MxEnergy-VPEM Hedging Transactions. The Hedge Provider shall have received correct and complete executed copies of all Hedge Agreements governing or evidencing all of the MxEnergy-VPEM Financially-Settled Hedging Transactions, together with a certificate from a Responsible Officer of the Counterparty dated as of the Closing Date addressed to the Hedge Provider regarding such Hedge Agreements in form and substance satisfactory to the Hedge Provider.

(i)            Existing VPEM Credit Support. The Hedge Provider shall have received evidence satisfactory to the Hedge Provider in its sole discretion that all Existing VPEM Credit Support has been terminated and released of record pursuant to agreements, instruments and documents satisfactory to the Hedge Provider.

(j)            Restated Credit Facility. All conditions precedent set forth in Section 3.01 of the Credit Agreement shall have been satisfied.

(k)           SESCO Acquisition Transaction. (i) the SESCo Acquisition Agreement shall be in full force and effect and all conditions precedent to the SESCo Acquisition Transaction shall have been satisfied, (ii) the funding of the loans under the Bridge Loan Transaction or the placement of the senior debt securities under the High Yield Notes Offering shall have occurred and (iii) the SESCo Acquisition Transaction shall have been consummated in accordance with the terms of the SESCo Acquisition Agreement and applicable laws.

(l)            No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Transaction Document or the SESCo Acquisition Agreement or any transaction contemplated hereby or thereby or (ii) which, in any case, in the reasonable judgment of the Hedge Provider, could reasonably be expected to have a Material Adverse Effect.

(m)          No Potential Event of Default or Specified Event. No Potential Event of Default or Specified Event shall have occurred and be continuing or would result from any entering into Natural Gas Hedging Transaction on or about the Closing Date.

(n)           Initial Hedging Facility Collateral Requirement. The Hedge Provider shall have determined in its sole discretion that the Counterparty has satisfied the Initial Hedging Facility Collateral Requirement.

(o)           Representations and Warranties. The representations and warranties of the Transaction Parties contained in Article IV hereof and in each other Transaction Document then in effect shall be true and correct before and after giving effect to any Hedging Transactions to be entered into on or about the Closing Date, as though made on and as of such date.

(p)           No Material Adverse Effect. Since June 30, 2005, the Hedge Provider shall be satisfied that (i) there has been no material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business or prospects of the Transaction Parties, taken as a whole, after giving effect to the SESCo Acquisition Transaction, but excluding any change resulting from the SESCo Acquisition Transaction, the Bridge Loan Transaction or the High Yield Notes Offering and (ii) no Material Adverse Effect (as defined in the SESCo Acquisition Agreement) shall have occurred.

Section 3.02          Conditions Precedent to MxEnergy-VPEM Novation Transactions. The obligation of the Hedge Provider to enter into the MxEnergy–VPEM Novation Agreement pursuant to Section 2.03 and consummate the novation transactions contemplated thereunder is subject to the satisfaction, prior to the entering into of the MxEnergy–VPEM Novation Agreement, of the conditions precedent set forth in Section 3.01 and the following additional conditions precedent (in each case unless waived in writing by the Hedge Provider):

(a)           Documentation. The Hedge Provider shall have received the following, each of which shall be originals, or, at the discretion of the Hedge Provider, telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Transaction Party or other Person or Persons party thereto, and otherwise duly executed by all the parties thereto, each in form and substance satisfactory to the Hedge Provider:

(i)            the MxEnergy-VPEM Novation Agreement, duly executed by the Counterparty and VPEM;

(ii)           a new Confirmation between the Hedge Provider and the Counterparty evidencing each MxEnergy-VPEM Novation Settled Hedging Transaction to be entered into between the Hedge Provider and the Counterparty in connection with the MxEnergy-VPEM Novation Agreement, each duly executed and delivered by the Counterparty; and

(iii)          a confirmation between the Hedge Provider and VPEM evidencing each MxEnergy-VPEM Financially-Settled Hedging Transaction to be novated by the Counterparty to the Hedge Provider under the MxEnergy-VPEM Novation Agreement, duly executed by VPEM.

(b)           MxEnergy-VPEM Novation Hedging Transactions. The Hedge Provider shall in its sole discretion have entered into (or made arrangements to enter into) any MxEnergy-VPEM Novation Hedging Transactions with respect to any MxEnergy-VPEM Financially-Settled Hedging Transaction to be novated under the MxEnergy-VPEM Novation Agreement.

(c)           No Potential Event of Default or Specified Event. No Potential Event of Default or Specified Event shall have occurred and be continuing or would result from entering into the MxEnergy-VPEM Novation Agreement or consummating any of the novation transactions contemplated thereby or entering into any MxEnergy-VPEM Novation Hedging Transaction.

(d)           Payment of Fees, Costs, Expenses and Other Amounts. The Counterparty or other obligated Person shall have paid all fees, costs, expenses and other payments or amounts required to be paid to the Hedge Provider on or prior to the VPEM Novation Date pursuant to this Agreement (including any payment or amount under Sections 2.01, 2.02, 2.03, 2.04 or 2.05) or any other Transaction Document, including, without limitation, all fees, costs and expenses (including attorneys’ fees and costs of the Hedge Provider’s counsel) which have been invoiced and are payable pursuant to Section 2.08 or Section 9.04.

Section 3.03          Conditions Precedent to Each Hedging Transaction. The commitment of the Hedge Provider to enter into any Hedging Transaction with the Counterparty described in Article II or any other transaction or take any other action under Sections 2.01, 2.02, 2.03 or 2.04 on any date (including any initial Hedging Transaction to be entered into on or about the Closing Date) shall be subject to the satisfaction of the following additional conditions precedent:

(a)           each of the representations and warranties contained in this Agreement and each other Transaction Document shall be true and correct on and as of such date as if made on such date except to the extent that such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date;

(b)           each applicable condition precedent set forth in any ISDA Document shall have been satisfied;

(c)           no Potential Event of Default or Specified Event shall have occurred and be continuing;

(d)           no event or circumstance has occurred that could reasonably be expected to result in a Material Adverse Effect; and

(e)           all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in form and substance to the Hedge Provider, and the Hedge Provider shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each Hedging Transaction entered into under the Transaction Documents shall be deemed to be a representation and warranty by the Counterparty that the conditions specified in this Section 3.03 have been satisfied on and as of the trade date of such Hedging Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Hedge Provider to enter into this Agreement and the other Transaction Documents and to enter into Hedging Transactions hereunder and thereunder, each Transaction Party jointly and severally represents and warrants to the Hedge Provider as follows:

Section 4.01          Existence; Subsidiaries. Each of the Transaction Parties is (a) duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, (b) duly qualified as a foreign entity and is licensed and in good standing in each jurisdiction where its ownership, lease or operation of Property or conduct of its business requires such qualification or license other than such failures to so qualify that could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Each of the Transaction Parties is licensed and in good standing to purchase, sell, supply and deliver natural gas or related products and to enter into physically-settled and financially-settled Hedge Agreements related thereto by each of the state public utility commissions identified on Schedule 4.01, as the same may be updated from time to time.

Section 4.02          Power and Authority. Each of the Transaction Parties has the requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (a) own its assets and carry on its business, including without limitation, to supply natural gas or related products to End Users in each of the jurisdictions identified in Schedule 4.01, and (b) execute, deliver and perform the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance by each Transaction Party of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary organizational action, (b) do not and will not (i) contravene the terms of any such Person’s organizational documents, (ii) violate any material Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) the provisions of any indenture, instrument or material agreement to which such Transaction Party is a party or is subject, or by which it, or its Property, is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

Section 4.03          Authorization and Approvals. No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Transaction Party in connection with (a) the execution, delivery and performance by, or enforcement against, any Transaction Party of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Transactions or the transactions contemplated hereby or thereby, (b) the grant by any Transaction Party of the Liens granted by it pursuant to the Transaction Documents, or (c) the perfection or maintenance of the Liens created under the Transaction Documents (including the first priority nature thereof) (other than the filing of UCC-1 Financing Statements), all of which have been duly obtained, taken, given or made and are in full force and effect, except actions by, and notices to or filings with, Governmental Authorities (including, without limitation, the SEC) that may be required in the ordinary course of business from time to time or that may be required to comply with the express requirements of the Transaction Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Hedge Provider).

Section 4.04          Enforceable Obligations. This Agreement has been, and each other Transaction Document, when delivered hereunder, will have been, duly executed and delivered by each Transaction Party that is a party thereto. This Agreement constitutes, and each other Transaction Document when so delivered will constitute, a legal, valid and binding obligation of such Transaction Party, enforceable against each Transaction Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

Section 4.05          Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Debt.

(b)           The Pro Forma Financial Statements and the Projections have been prepared in good faith by the Parent, based on assumptions believed by the Parent to be reasonable on the date hereof, and the Pro Forma Financial Statements present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the Parent and its consolidated Subsidiaries as of the Closing Date.

(c)           Schedule 4.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date of such financial statements, including liabilities for Taxes, contingent liabilities and Debt.

(d)           Since June 30, 2005, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.06          Disclosure. As of the Closing Date, each Transaction Party has disclosed to the Hedge Provider all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No information, report, financial statement, exhibit or schedule furnished by or on behalf of any Transaction Party to the Hedge Provider in connection with the negotiation of any Transaction Document or included therein or delivered pursuant thereto contained, contains or will contain any misstatement of material fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that, with respect to projected financial information, the Transaction Parties represent and warrant only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.07          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of any Transaction Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Transaction Party or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. No regulatory commission is currently conducting and has conducted within the five-year period immediately preceding the date hereof, an investigation of the Parent or any of its Subsidiaries, other than an investigation conducted by such regulatory commission in its routine general administrative practice.

Section 4.08          Compliance with Laws. None of the Transaction Parties or any of their Subsidiaries or any of the Transaction Parties’ operation of their respective material properties is (a) in violation of, nor will the continued operation by the Transaction Parties of their material properties as currently conducted violate, any Legal Requirement (including any Environmental Law, but excluding any Legal Requirement with respect to their ability to supply natural gas or electricity or related products to End Users in each of the jurisdictions identified in Schedule 4.01) the violation of which could reasonably be expected to have a Material Adverse Effect, (b) in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority the default of which could reasonably be expected to have a Material Adverse Effect, or (c) in material violation of any Legal Requirement with respect to their ability to purchase, sell, supply or deliver natural gas or related products to End Users or enter into and perform its obligations under any physically-settled or financially-settled Hedge Agreement in each of the jurisdictions identified in Schedule 4.01.

Section 4.09          No Default. None of the Transaction Parties nor any of their Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the Transaction Parties nor any of their Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, any Material Contract or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect. No Specified Event has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 4.10          Subsidiaries; Corporate Structure. Schedule 4.10 sets forth as of the Closing Date a list of all Subsidiaries of the Transaction Parties and, as to each such Subsidiary, the jurisdiction of formation and the outstanding Equity Interests therein and the percentage of each class of such Equity Interests owned by the Transaction Parties and the Subsidiaries. The Equity Interests indicated to be owned by the Transaction Parties and the Subsidiaries on Schedule 4.10 are fully paid and non-assessable and are owned by the persons indicated on such Schedule, free and clear of all Liens (other than Permitted Liens).

Section 4.11          Condition of Properties. Each Transaction Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. None of the properties of any Transaction Party is subject to any Liens, other than Permitted Liens.

Section 4.12          MxEnergy – VPEM Hedging Transactions.

(a)           Schedule 4.12(a) sets forth a true, complete and correct description of all MxEnergy-VPEM Financially-Settled Hedging Transactions in effect as of the Closing Date. As of the Closing Date, each MxEnergy-VPEM Financially-Settled Hedging Transaction is in full force and effect, and no potential event of default, event of default, termination event or other similar event or circumstance has occurred and is continuing under any VPEM Transaction

Document. All payments required to be made by VPEM or the Counterparty under or in respect of each MxEnergy-VPEM Financially-Settled Hedging Transaction prior to the Closing Date have been duly paid in full.

(b)           As of the Closing Date, no MxEnergy-Counterparty Hedging Transactions are in effect.

Section 4.13          Insurance.

(a)           Schedule 4.13 sets forth a true, complete and correct description of all Existing insurance maintained by the Transaction Parties as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.

(b)           The properties of the Transaction Parties are insured with financially sound and reputable insurance companies not Affiliates of any Transaction Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where applicable Transaction Party operates.

Section 4.14          Taxes. Each Transaction Party has filed all material Federal, state and other Tax returns and reports required to be filed, and have paid all material Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no written proposed Tax assessment against the Transaction Party that would, if made, have a Material Adverse Effect.

Section 4.15          Security Interests.

(a)           Section 7.04 of this Agreement, the Security Agreement, the ISDA Credit Support Annex and the Intercreditor Agreement are effective to create in favor of the Hedge Provider a legal, valid, enforceable, perfected, first priority security interest in each Collateral Account and all Collateral Account Property from time to time held or contained therein, in each case subject to no other Liens of any other Person. The aggregate value or amount of the Hedging Facility Collateral is equal to $25,000,000.

(b)           The Pledge Agreement is effective to create in favor of the Hedge Provider a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement), and, when such Collateral (to the extent such Collateral constitutes a certificated security under the applicable Uniform Commercial Code) is delivered to the Administrative Agent or the Hedge Provider (as applicable) and UCC financing statements in appropriate form are filed in the offices specified on Schedule 1 to the Pledge Agreement, such Pledge Agreement shall constitute a fully perfected second priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than (i) the Administrative Agent and the Lenders to the extent expressly provided in the Intercreditor Agreement and (ii) Permitted Liens.

(c)           The Security Agreement is effective to create in favor of the Hedge Provider a legal, valid, and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when UCC financing statements in appropriate form are filed in the offices specified on Schedule 1 to the Security Agreement, such Security Agreement shall constitute a fully perfected (i) first priority Lien on, and security interest in, all right, title and interest of the Counterparty in such portion of the First Lien Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, in each case prior and superior in right to any other Person, and (ii) second priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Second Lien Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, in each case prior and superior in right to any other Person, other than (A) the Administrative Agent and the Lenders to the extent expressly provided in the Intercreditor Agreement and (B) Permitted Liens.

(d)           Upon the execution and delivery of Amendment No. 1 to Intercreditor Agreement by the Hedge Provider and each other party thereto, the Hedge Provider (i) shall be a “Secured Counterparty” and a “Credit Agreement Secured Party”, the Obligations shall be “Secured Counterparty Obligations” and “Credit Agreement Obligations”, and the ISDA Credit Support Annex, the Security Agreement and the Pledge Agreement shall each be a “Secured Counterparty Security Document” (each such enquoted term having the meaning specified in the Intercreditor Agreement), (ii) shall pursuant to the Security Agreement and the Intercreditor Agreement have a first priority security interest in and to the First Lien Collateral, and such First Lien Collateral shall constitute the Hedge Provider’s Secured Counterparty Primary Collateral (as defined in the Intercreditor Agreement), and (iii) shall pursuant to the Security Agreement and the Pledge Agreement conclusively have a second priority security interest in and to all of the Second Lien Collateral, and all such Second Lien Collateral shall also constitute the Hedge Provider’s Credit Agreement Primary Collateral (as defined in the Intercreditor Agreement). The Intercreditor Agreement and the Loan Documents do not establish or impose any prohibition, restriction or limitation, or right or interest of any other Person in or to, on any Collateral Account, any Collateral Account Property or any Letter of Credit constituting part of the Hedging Facility Collateral or the exercise or enforcement of any rights or remedies of the Hedge Provider under this Agreement or any other Transaction Document with respect to any of the Hedging Facility Collateral.

Section 4.16          Solvency. Immediately following the entering into of each Hedging Transaction under the Transaction Documents and the making of any payment by the Hedge Provider to the Counterparty or by the Counterparty to the Hedge Provider in respect of any Hedging Transaction, (a) the fair value of the assets of each Transaction Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Transaction Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Transaction Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Transaction Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 4.17          Senior Obligations. Except to the extent expressly provided in the Intercreditor Agreement, the obligations of the Transaction Parties hereunder and under any Transaction Document are not subordinated or junior in right of payment to any Debt or other payment obligations of any Transaction Party.

Section 4.18          Investment Company Act. None of the Parent, any Person controlling the Parent, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 4.19          Names and Locations. As of the Closing Date, Schedule 4.19 sets forth (a) all legal names and all other names (including trade names, fictitious names and business names) under which the Transaction Parties currently conduct business, or has at any time during the past five years conducted business, (b) the name of any entity which any Transaction Party has acquired in whole or in part or from whom any Transaction Party has acquired a significant amount of assets within the past five years, (c) the state or other jurisdiction of organization or incorporation for each Transaction Party and sets forth each Transaction Party’s organizational identification number or specifically designates that one does not exist, and (d) the location of all offices of the Transaction Parties and the locations of all inventory of the Transaction Parties.

Section 4.20          Revisions or Updates to the Schedules. Should any of the information or disclosures provided on Schedules 1.01(a), 4.01, 4.10, 4.13 or 4.19 originally attached hereto become outdated or incorrect in any material respect, the Counterparty shall from time to time deliver to the Hedge Provider such revisions or updates to such schedule(s) whereupon such schedules shall be deemed to be amended by such revisions or updates, as may be necessary or appropriate to update or correct such schedule(s), provided that, notwithstanding the foregoing, no such revisions or updates shall be deemed to have amended, modified, or superseded any such schedules as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedules, unless and until the Hedge Provider shall have accepted in writing such revisions or updates to any such schedules.

Section 4.21          SESCo Acquisition.

(a)           The SESCo Acquisition Agreement is in full force and effect, no material breach, default or waiver of any term or provision thereof by the Counterparty or, to the best of the Counterparty’s knowledge, the other parties thereto, has occurred and no action has been taken by any competent authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain, prevent or impose any material adverse condition upon, any component of the SESCo Acquisition Transaction.

(b)           At the time of consummation of the SESCo Acquisition Transaction, each component of the SESCo Acquisition Transaction shall have been consummated in accordance with the terms of the SESCo Acquisition Agreement and all applicable laws.

(c)           At the time of consummation of the SESCo Acquisition Transaction, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Governmental Authorities and third parties required in order to make or consummate each component of the SESCo Acquisition Transaction shall have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained).

(d)           All applicable waiting periods with respect to the SESCo Acquisition Transaction have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the consummation of any component of the SESCo Acquisition Transaction.

(e)           At the time of consummation of the SESCo Acquisition Transaction, no action, suit or proceeding (including, without limitation, any inquiry or investigation) is pending or threatened against any Transaction Party or with respect to the SESCo Acquisition Agreement, the SESCo Acquisition Transaction, the financing contemplated hereby or any documentation executed in connection therewith, unless such action, suit or proceeding could not reasonably be expected to result in a Material Adverse Effect, and no injunction or other restraining order is issued or a hearing therefore pending or noticed with respect to the SESCo Acquisition Agreement, the SESCo Acquisition Transaction, this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

ARTICLE V

AFFIRMATIVE COVENANTS

The Transaction Parties hereby jointly and severally covenant and agree that, so long as the Hedge Provider shall have any Commitment hereunder, any Obligations remain outstanding or any Hedging Transaction or Transaction Document remains in effect, unless the Hedge Provider shall otherwise consent in writing, each Transaction Party shall:

Section 5.01          Preservation of Existence, Etc. Except as permitted under Article VI, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) in the case of the Counterparty and its Subsidiaries, be licensed and in good standing to purchase, sell or supply and deliver natural gas or related products and enter into physically-settled and financially-settled Hedge Agreements by FERC and each of the state public utility commissions identified on Schedule 4.01 so long as the Counterparty or any of its Subsidiaries, as the case may be, is still engaging in such activities in the relevant jurisdiction, (c) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary or desirable in the normal conduct of its business, including, in the case of the Counterparty and its Subsidiaries, those rights, privileges, permits, licenses, authorizations and franchises necessary to supply natural gas or related products to End Users in each of the jurisdictions identified in Schedule 4.01, and (d) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties, other than in the case of clause (d) such failures to so qualify that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02          Compliance with Laws, Etc. Comply (a) with all Legal Requirements (excluding, in the case of the Counterparty and its Subsidiaries, any Legal Requirement with respect to their ability to supply natural gas or electricity or related products to End Users in each of the jurisdictions identified in Schedule 4.01) applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted and for which the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (b) in all material respects with, in the case of the Counterparty and its Subsidiaries, any Legal Requirement with respect to their ability to purchase, sell, supply or deliver natural gas or related products to End Users or enter into physically-settled or financially-settled Hedge Agreements of FERC and in each of the jurisdictions identified in Schedule 4.01.

Section 5.03          Maintenance of Property. (a) Maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 5.04          Maintenance of Insurance.

(a)           Maintain with financially sound and reputable insurance companies not Affiliates of any Transaction Party, insurance with respect to its Properties and business, to the extent and against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and such other insurance as may be required by law.

(b)           (i) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary loss payable endorsement, in form and substance reasonably satisfactory to the Hedge Provider, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Hedge Provider of the occurrence of an Event of Default or Termination Event, the insurance carrier shall pay all proceeds otherwise payable to a Transaction Party under such policies directly to the Hedge Provider; (ii) deliver original or certified copies of all such policies to the Hedge Provider; cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Hedge Provider; and (iii) deliver to the Hedge Provider, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Hedge Provider) together with evidence satisfactory to the Hedge Provider of payment of the premium therefor.

Section 5.05          Payment of Taxes, Etc. Pay and discharge as the same shall become due and payable, all its obligations and liabilities in accordance with their terms, including (a) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Transaction Party; (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property in violation of this Agreement; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt, including, without limitation, the Intercreditor Agreement.

Section 5.06          Reporting Requirements. Deliver to the Hedge Provider, in form and substance satisfactory to the Hedge Provider:

(a)           Audited Annual Financial Statements. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Parent (beginning for the fiscal year ending June 30, 2006), copies of (i) the audited consolidated and unaudited consolidating balance sheets of the Parent and its Subsidiaries, in each case, as at the end of such fiscal year, together with, in each case, the related audited consolidated and unaudited consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and the notes thereto, all in reasonable detail and setting forth in each case in comparative form the audited consolidated and unaudited consolidating figures as of the end of and for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes with respect to any consolidating statements) and (x) in the case of each of such audited consolidated financial statements (excluding any statements in comparative form to be corresponding figures from the consolidated budget), accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Hedge Provider, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its respective Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with GAAP; or words substantially similar to the foregoing and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (y) in the case of such unaudited consolidating financial statements, certified by a Financial Officer of the Parent that such financial statements have been prepared in accordance with GAAP consistently applied and presents fairly, in all material respects, the information contained therein as at the date and for the periods covered thereby; and (ii) the consolidated and consolidating unaudited Non-GAAP Financial Reporting financial statements of the Parent and its Subsidiaries for such fiscal year including a reconciliation to the GAAP financial statements;

(b)           Monthly Financial Statements. As soon as available and in any event not later than 45 days after the end of each month (beginning with the month ending June 30, 2006), (i) a consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such month, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Parent’s fiscal year then ended, and setting forth in each case with respect to such consolidated statements, in comparative form the consolidated figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) the Parent’s and its Subsidiaries’ consolidated and consolidating Non-GAAP Financial Reporting financial statements including a reconciliation with the GAAP financial statements described in the foregoing clause (i) and a management discussion and analysis of the financial results;

(c)           Daily Actual and Forecasted End User Requirements. On each day, a detailed comprehensive daily position report, in form and substance satisfactory to the Hedge Provider, setting forth the Counterparty’s existing contractual and projected natural gas physical purchase, sale, supply and delivery (including forward fixed price and variable price) requirements and commitments to its End Users (such projected requirements and commitments and material assumptions being reasonably determined by the Counterparty based on its natural gas pre-sale marketing efforts and actual demand forecasts);

(d)           Commodity Hedge Agreements. On each day, a detailed comprehensive daily report, in form and substance satisfactory to the Hedge Provider, describing all commodity Hedge Agreements of the Counterparty and its Subsidiaries then in effect with any other Person (other than the Hedge Provider), including the mark-to-market value of each such commodity Hedge Agreement determined by the Counterparty in accordance with GAAP, together with all collateral, Guarantees, letters of credit or other credit support provided by or on behalf of the Counterparty or any such Subsidiary with respect to such commodity Hedge Agreements;

(e)           End User and Inventory Positions. On each day, a detailed comprehensive summary, in form and substance satisfactory to the Hedge Provider, describing each then existing End User Position and Inventory Position and the agreements and contracts governing, evidencing or relating to such positions, including the mark-to-market value of each such End User Position and Inventory Position determined by the Counterparty in accordance with GAAP, together with a reconciliation of each such End User Position and Inventory Position against any Hedge Agreement entered into by the Counterparty with the Hedge Provider or any other Person for the purpose of hedging (dynamically or otherwise) risks arising from such End User Position or such Inventory Position (as applicable);

(f)            Collateral Valuation Reports. On the first Business Day following each immediately preceding week, a detailed comprehensive report, in form and substance satisfactory to the Hedge Provider, dated as of the last Business Day of such applicable week, together with supporting documentation reasonably requested by the Hedge Provider, setting forth the aggregate account receivables for each LDC and of End Users by LDC, a schedule of Imbalances and LDC Residual Contract Rights, cash reconciliations, a schedule of the mark-to-market values with respect to each of the Counterparty’s then existing forward physical fixed price and variable price transactions (determined in accordance with GAAP), and a description of all cash and other collateral, Guarantees, letters of credit or similar instruments or other credit support provided by or on behalf of the Counterparty to any other Person in respect of any such End User Position and Inventory Position, in each case in such reasonable detail and in a format as the Hedge Provider may reasonably require;

(g)           Hedge Reconciliation Reports. On the first Business Day following each immediately preceding week, a Hedge Reconciliation Report, executed by a Financial Officer of the Counterparty, in form and substance satisfactory to the Hedge Provider;

(h)           Risk Management Policy Certification and Report. (i) Within seven (7) Business Days after the fifteenth (15th) and last Business Day of each calendar month, a certificate in form satisfactory to the Hedge Provider from a Financial Officer of the Counterparty certifying that the Counterparty is in compliance with the Risk Management Policy; and (ii) within seven (7) days after the last Business Day of each calendar month, a monthly comprehensive risk management report, in form and substance reasonably acceptable to the Hedge Provider, setting forth (A) a description of all of the Counterparty’s hedging positions, forward book, Inventory Positions, and transportation and storage capacities and (B) a separate description of each of the foregoing items with respect to the Properties acquired in the SESCo Acquisition Transaction;

(i)            Customer Forecasts. Upon the reasonable request of the Hedge Provider, a detailed comprehensive report, in form and substance reasonably satisfactory to the Hedge Provider, containing descriptions of the Counterparty’s long-term and short-term natural gas load forecasts, new End User forecasts, End User migration and losses attributable to End Users, and all material assumptions relating thereto;

(j)            USA Patriot Act. Promptly, following a request by the Hedge Provider, all documentation and other information that the Hedge Provider reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(k)           Other Information. Such other information respecting the business, Properties, Hedge Agreements or Collateral, or the condition or operations, financial or otherwise, of any Transaction Party as the Hedge Provider may from time to time reasonably request.

The Hedge Provider acknowledges and agrees that each report prepared by the Counterparty described in this Section 5.06 may initially be based upon spreadsheets generated and used by the Counterparty in the ordinary course of its business and that the Counterparty will exercise commercially reasonable efforts to thereafter cause such reports to be based upon the Sunguard System “Integrate” by the end of 2006. Notwithstanding any term or provision in Sections 5.06(c), (d), (e), (f), and (g), the Hedge Provider and the Counterparty acknowledge and agree that each of them shall cooperate in good faith to establish reports consistent with the data retrieval capability of the Counterparty so as to enable the Counterparty to satisfy its obligations to the Hedge Provider under such provisions.

Section 5.07          Other Notices. Deliver to the Hedge Provider prompt written notice of the following:

(a)           Defaults. The occurrence of any Potential Event of Default or Specified Event or any Debt of any Transaction Party being declared when due and payable before its expressed maturity, or any holder of such Debt having the right to declare such Debt due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any default) under such Debt;

(b)           Credit Agreement Notices. A copy of each other notice delivered to the Administrative Agent pursuant to Section 5.07 of the Credit Agreement (as in effect on the date hereof); and

(c)           Material Changes. Any other event, development or circumstance that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or that would materially or adversely affect the rights or remedies of the Hedge Provider under any Transaction Document.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Counterparty setting forth details of the occurrence referred to therein and stating what action the Counterparty has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.07(a) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

Section 5.08          Books and Records; Inspection. (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Transaction Parties and their Subsidiaries; (b) maintain such books and records of account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Transaction Parties and their Subsidiaries, as the case may be; (c) from time to time during regular business hours upon reasonable prior notice to the Counterparty, permit representatives and designated third party advisors of the Hedge Provider (i) to visit and inspect any of the Counterparty’s Properties or systems or any of the Collateral, (ii) to examine the Counterparty’s corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss the Counterparty’s affairs, finances and accounts with its directors, officers, employees, and independent public accountants, all at the expense of the Counterparty and at such reasonable times during normal business hours and as often as may be reasonably requested; (d) permit the Hedge Provider, upon request, to conduct (or hire a third party advisor to conduct, on behalf of the Hedge Provider), a review of reports and summaries referenced in Section 5.06 and the Risk Management Policy; (e) as soon as possible but in any event not more than thirty (30) days after the installation and implementation by the Counterparty of the Sunguard System “Integrate” referenced in Section 5.06 (or such other date as the Hedge Provider may reasonably require) and thereafter not more than one (1) time during each succeeding twelve (12) month period, permit the Hedge Provider or its representative or designated third party advisor to perform, at the sole cost and expense of the Counterparty, an independent audit of the Counterparty’s procedures, policies, reporting and systems relating to the Risk Management Policy; and (f) permit the Hedge Provider or its representative or designated third party advisors or to audit at any time upon request the Counterparty’s infrastructure, analytics, and historical and long-term projected data associated with the Counterparty’s business; provided that unless a Potential Event of Default or Specified Event has occurred and is continuing, the inspections, examinations, and other actions described in clause (c) above shall be performed no more often than on a semi-annual basis commencing on the date which is three (3) months following the Closing Date at the Counterparty’s sole cost and expense and any additional such inspections, examinations or actions shall be performed at the Hedge Provider’s sole cost and expense unless a Potential Event of Default or Specified Event has occurred and is continuing at the time of such inspection, examination or action (as applicable).

Section 5.09          Nature of Business. Maintain and operate such business in substantially the manner in which it is presently conducted and operated.

Section 5.10          Risk Management Policy. (a) Comply with the Risk Management Policy delivered to the Hedge Provider on the Closing Date and (b) amend, modify or supplement the Risk Management Policy only upon the prior written consent of the Hedge Provider.

Section 5.11          Additional Guarantors. Notify the Hedge Provider at the time that any Person becomes a Subsidiary of the Parent, and promptly thereafter (and in any event within 30 days), (a) cause such Person to (i) become a Guarantor by executing and delivering to the Hedge Provider a counterpart of the Guaranty or such other document as the Hedge Provider shall deem appropriate for such purpose, (ii) deliver to the Hedge Provider documents of the types referred to in clauses Section 3.01(a)(ix), (x) and (xi) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Hedge Provider and (iii) execute such other Security Documents as the Hedge Provider may reasonably request, in each case to secure the payment and performance of the Obligations and (b) cause the holder of the Equity Interests of such Person to execute a Pledge Agreement pledging 100% of its interests in the Equity Interest of such Person to secure the Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Pledge Agreement as the Hedge Provider may reasonably request, along with certificates evidencing the Equity Interests pledged thereby and appropriately executed stock powers in blank; provided that, no new Subsidiary that is a controlled foreign corporation under Section 957 of the Code shall be required to become a Guarantor or enter into any Security Documents if such Guaranty or the entering into of such Security Documents would reasonably be expected to result in any material incremental income tax liability and the Parent or any Subsidiary domiciled in the United States that is an equity holder of a controlled foreign corporation under Section 957 of the Code shall only be required to pledge 65% of the Equity Interest of such controlled foreign corporation pursuant to the applicable Pledge Agreement.

Section 5.12          Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing or continuation statements or amendments thereto (or similar documents required by any laws of any applicable jurisdiction)), which may be required under any Legal Requirement, or which the Hedge Provider may reasonably request, all at the sole cost and expense of the Counterparty. The Counterparty also agrees to provide to the Hedge Provider, from time to time upon request, evidence reasonably satisfactory to the Hedge Provider as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Each Counterparty agrees not to effect or permit any change of the type referred to in Section 5.07(e)(i)(A) of the Credit Agreement as in effect on the Closing Date unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Hedge Provider to continue at all times following such change to have, and each Transaction Party agrees to take all necessary action to ensure that the Hedge Provider does continue at all times to have, a valid, enforceable and perfected security interest in all of the Collateral. The Counterparty also agrees promptly to notify the Hedge Provider if any material portion of the Collateral is damaged or destroyed.

Section 5.13          Account Control Agreement. Cause the Counterparty to (a) execute and deliver the Account Control Agreement, in form and substance reasonably satisfactory to the Hedge Provider, promptly upon the request of the Hedge Provider and (b) substantially contemporaneously therewith deliver (or cause to be delivered) a favorable opinion of counsel to the Counterparty relating to the Account Control Agreement, in form reasonably satisfactory to the Hedge Provider.

ARTICLE VI

NEGATIVE COVENANTS

The Transaction Parties hereby jointly and severally covenant and agree that, so long as any Hedging Transaction or Transaction Document remains in effect, the Hedge Provider shall have any Commitment hereunder, or any Obligations remain outstanding, unless the Hedge Provider shall otherwise consent in writing, no Transaction Party shall, directly or indirectly:

Section 6.01          Credit Agreement Negative and Financial Covenants. Take or fail to take any action which causes a violation of any of the negative covenants or financial covenants set forth in Article VI of the Credit Agreement, each as in effect on the Closing Date, each such negative covenant and financial covenant, and all defined terms set forth in the Credit Agreement and referenced therein in their respective entireties (in each case as in effect on the Closing Date), being hereby incorporated herein by reference as if fully set forth herein (all such negative covenants, financial covenants and related defined terms being collectively referred to herein as the “First Lien Negative Covenants”).

Section 6.02          Limitation on Natural Gas Hedge Agreements. Permit the Counterparty to enter into, assume, purchase or hold any natural gas Hedge Agreement, other than Natural Gas Hedging Transactions entered into with the Hedge Provider in accordance with this Agreement and the other Transaction Documents.

Section 6.03          Limitation on Speculative Hedge Agreements and Positions. (a) Permit the Counterparty to enter into, assume, purchase or hold a speculative position in any exchange-traded or over-the-counter commodities market or futures market or enter into any Hedge Agreement (including any Hedging Transaction) for speculative purposes, (b) be party to or otherwise enter into any Hedge Agreement (including any Hedging Transaction) which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Counterparty’s or its Subsidiaries’ operations in accordance with the Risk Management Policy, or obligates the Counterparty to provide any margin, collateral or other credit support not permitted under this Agreement or any Transaction Document, or (c) amend, modify, waive or supplement the Risk Management Policy without the Hedge Provider’s prior written consent.

Section 6.04          Additional Limitations on Liens; Hedging Facility Collateral. Without limiting any term or provision of any First Lien Negative Covenant or any ISDA Document, (a) permit the Counterparty or any other Person to create, incur, assume or permit to exist any Lien on the Collateral Account or any Hedging Facility Collateral, (b) permit the aggregate amount of Hedging Facility Collateral to at any time be less than $25,000,000 or (c) permit any other Person to become a Secured Counterparty (as defined in the Intercreditor Agreement) under the Intercreditor Agreement without the prior written consent of the Hedge Provider.

Section 6.05          Additional Limitations on Dispositions of Collateral Account Property. Without limiting any term or provision of any First Lien Negative Covenant, assign, sell, transfer, convey or otherwise dispose of any Collateral Account Property, except for the sale of Cash Equivalents contained in the Collateral Account from time to time (subject to and in accordance with Section 7.04), provided that all net proceeds of any such sale shall be held and maintained in, or reinvested in other Cash Equivalents held or maintained in, the Collateral Account.

Section 6.06          Restrictive Agreements. Create, assume or otherwise permit or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise restricts the ability of the Counterparty to enter into Natural Gas Hedging Transactions or any of the other transactions contemplated by, or to perform any of its obligations under, any Transaction Document, other than the Credit Agreement and the Intercreditor Agreement, each as in effect on the Closing Date.

Section 6.07          Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. Enter into, assume, purchase or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Hedge Agreements permitted to be incurred under the terms of Sections 6.02 and 6.03.

Section 6.08          Subordinated Debt. Except as expressly permitted in Section 2 of the Intercreditor Agreement: (a) make any optional, mandatory or scheduled payments on account of principal or interest (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of Subordinated Indebtedness; or (b) permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Subordinated Indebtedness is outstanding if such waiver, supplement, modification, amendment, termination or release would (i) increase the maximum principal amount of such Subordinated Indebtedness or the ordinary interest rate or the default interest rate on such Subordinated Indebtedness; (ii) change the dates upon which payments of principal or interest are due on such Subordinated Indebtedness; (iii) change any event of default or add any covenant with respect to such Subordinated Indebtedness; (iv) change the payment, redemption or prepayment provisions of such Subordinated Indebtedness; (v) change the subordination provisions thereof; or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Subordinated Indebtedness in any manner adverse to the interests of the Hedge Provider under the Transaction Documents.

ARTICLE VII

SPECIFIED EVENTS

Section 7.01          Specified Events. The occurrence of any of the following events shall constitute a “Specified Event” hereunder:

(a)           The occurrence of (i) an Event of Default under any ISDA Document with respect to which the Counterparty is the Defaulting Party, (ii) any Termination Event under any ISDA

Document with respect to which the Counterparty is an Affected Party or (iii) any VPEM Specified Event; or

(b)           The Counterparty or any other Transaction Party shall fail to pay any amount due and payable solely under this Agreement to the Hedge Provider within two (2) Business Days after the same becomes due and payable; or

(c)           Any representation or statement made or deemed to be made by the Counterparty or any other Transaction Party (or any of their respective officers) in this Agreement, in any other Transaction Document, or in connection with this Agreement or any other Transaction Document, shall prove to have been incorrect in any material respect when made or deemed to be made; or

(d)           Any Transaction Party shall (i) fail to perform or observe any covenant contained in (or incorporated by reference in) Sections 5.01, 5.07(a), 5.10 or 5.12 of this Agreement or in Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for ten (10) days; or

(e)           The occurrence of any violation of any covenant specified in Section 2.06(a) of this Agreement; or

(f)            The occurrence of a Change in Control; or

(g)           The occurrence of any Event of Default (as defined in the Credit Agreement); or

(h)           This Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder, ceases to be in full force and effect; or any Transaction Party or any other Person contests in any manner the validity or enforceability of any of this Agreement; or any Transaction Party denies that it has any or further liability or obligation under this Agreement, or purports to revoke, terminate or rescind, this Agreement; or

(i)            The Hedge Provider shall fail to have an Acceptable Security Interest in any of the Collateral, in each case with the relative priorities described in this Agreement and the Intercreditor Agreement.

Section 7.02          Rights and Remedies. If any Specified Event shall have occurred and be continuing, then, and in any such event, the Hedge Provider may (a) by notice to the Counterparty, declare any or all of the Commitments of the Hedge Provider under Article II of this Agreement to be terminated, whereupon the same shall forthwith terminate, and (b) exercise any and all other rights, remedies, powers and privileges available to the Hedge Provider in respect of such Specified Event under any Transaction Document, applicable laws or otherwise.

Section 7.03          Non-Exclusivity of Rights and Remedies. No right or remedy conferred upon the Hedge Provider is intended to be exclusive of any other right or remedy, and each right or remedy shall be cumulative of all other rights and remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.04          Collateral Account. Each Transaction Party hereby acknowledges that in connection with the ISDA Credit Support Annex the Counterparty and the Hedge Provider may establish one or more Collateral Accounts with the Hedge Provider and the Custodian. The Counterparty shall execute and deliver any documents and agreements (in addition to the ISDA Credit Support Annex and the Account Control Agreement) that the Hedge Provider reasonably requests in connection therewith to establish any such Collateral Account and grant the Hedge Provider first priority perfected security interest in and to any such Collateral Account and the Collateral Account Property. Without limiting the generality of the foregoing, the Counterparty hereby pledges to the Hedge Provider and grants the Hedge Provider a security interest in and to each Collateral Account and all Collateral Account Property held from time to time therein to secure the prompt and complete payment and performance of the Obligations. Without limiting any term or provision in any of the ISDA Documents, after the occurrence and during the continuance of an Event of Default or a Termination Event, the Hedge Provider may exercise any and all rights and remedies under any Transaction Document and applicable law with respect to any Collateral Account and any Collateral Account Property. Cash from time to time held in any Collateral Account may be invested in any other Eligible Collateral (as defined in the ISDA Credit Support Annex) maintained with the Custodian, and under the sole dominion and control of the Hedge Provider, as further provided in the ISDA Credit Support Annex and the Account Control Agreement, and the Hedge Provider shall have no other obligation to make any other investment of any Property therein.

ARTICLE VIII

THE GUARANTY

Section 8.01          Guaranteed Obligations. Each Guarantor hereby, jointly and severally, absolutely, irrevocably and unconditionally guarantees the prompt payment and performance of the Obligations.

Section 8.02          Nature of Guaranty. This guaranty is an absolute, irrevocable, unconditional, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Counterparty need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid and performed in full and all of the Commitments, Hedging Transactions and Transaction Documents are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Counterparty and Hedge Provider may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Hedge Provider may waive any or Potential Event of Default, Event of Default, Termination Event or other Specified Event without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by the Hedge Provider upon the insolvency, bankruptcy or reorganization of any Transaction Party or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Hedge Provider and any subsequent assignee of any Transaction Document or any subsequent holder of any of the

Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Potential Default, Event of Default, Termination Event or other Specified Event and also notice of acceptance of this guaranty, acceptance on the part of the Hedge Provider being conclusively presumed by the Hedge Provider’s request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03          Hedge Provider’s Rights. Each Guarantor authorizes the Hedge Provider, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Hedge Provider in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 8.04          Guarantor’s Waivers.

(a)           General. Each Guarantor waives any right to require the Hedge Provider to (i) proceed against the Counterparty or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any Collateral or other security given to secure the Obligations, (iv) have the Counterparty joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other right or remedy available to the Hedge Provider whatsoever. It is agreed between the Guarantors and the Hedge Provider that the foregoing waivers are of the essence of the transactions contemplated by this Agreement and the other Transaction Documents and that, but for this Guaranty and such waivers, the Hedge Provider would not enter into this Agreement or any other Transaction Document or continue to enter into any Hedging Transaction. The Hedge Provider shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Each Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of any Transaction Party or any other guarantor of the Obligations, and shall remain liable hereunder regardless of whether any Transaction Party or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the rights and remedies of the Hedge Provider under any of the Transaction Documents or applicable law shall be in the sole and absolute discretion of the Hedge Provider, and no delay by the Hedge Provider in enforcing any right or remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

(b)           Marshalling, etc. In addition to the waivers contained in Section 8.04(a) hereof, the Guarantors hereby irrevocably and unconditionally waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by the Hedge Provider of, this Guaranty. The Guarantors hereby irrevocably and unconditionally waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, any amendment, modification, extension or waiver of any Transaction Document, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in any Transaction Party’s financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII. The Guarantors hereby jointly and severally represent, warrant and covenant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses or counterclaims of any kind against the Hedge Provider, the Counterparty or any other Person. The Guarantors further jointly and severally agree and covenant that their obligations under this Guaranty shall not be subject to any counterclaims, offsets, defenses of any kind which may arise in the future against the Hedge Provider, the Counterparty or any other Person.

(c)           Subrogation. Until the Obligations have been paid and performed in full, each Guarantor hereby irrevocably and unconditionally waives all rights of subrogation or reimbursement against the Counterparty, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal, state or other applicable bankruptcy or insolvency laws) and hereby irrevocably and unconditionally waives any right to enforce any right or remedy which the Hedge Provider now have or may hereafter have against the Counterparty or any other Transaction Party, and waives any benefit or any right to participate in any Collateral or other security now or hereafter held by Hedge Provider.

Section 8.05          Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from time to time from the Hedge Provider, jointly and severally pay to the Hedge Provider all amounts due and unpaid by the Counterparty under any Transaction Document and guaranteed hereunder. The failure of the Hedge Provider to give any such notice shall not in any way release any Guarantor from its obligations hereunder.

Section 8.06          Hedge Provider’s Expenses. If any Guarantor fails to pay or perform the Obligations after notice from the Hedge Provider of the Counterparty’s failure to pay or perform any Obligations at maturity, and if the Hedge Provider obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of its rights or remedies under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Hedge Provider the Hedge Provider’s reasonable attorneys’ fees.

Section 8.07          Liability. It is expressly agreed that the liability of each Guarantor for the payment and performance of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.08          Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and hereby irrevocably and unconditionally waives any rights or remedies (including, without limitation, rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a)           Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any other Transaction Document, or any contract or understanding between the Counterparty and the Hedge Provider or any Person, pertaining to the Obligations, or the waiver or consent by the Hedge Provider with respect to any of the provisions hereof or thereof, or any modification or termination of the terms of the Intercreditor Agreement or any other intercreditor or subordination agreement pursuant to which claims of other creditors against any Guarantor or the Counterparty are subordinated to the claims of the Hedge Provider or pursuant to which the payment or performance of the Obligations are subordinated to claims of other creditors;

(b)           Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by the Hedge Provider to the Counterparty or any other Transaction Party or any Person liable on or for the Obligations;

(c)           Condition of the Counterparty or any Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Counterparty, any other Transaction Party or any other Person at any time liable for the payment or performance of all or any part of the Obligations; or any dissolution of the Counterparty or any other Transaction Party, or any sale, lease or transfer of any or all of the assets of the Counterparty or any other Transaction Party, or any changes in the shareholders, partners, or members of the Counterparty or any other Transaction Party; or any reorganization of the Counterparty or any other Transaction Party;

(d)           Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, any Transaction Document or any other document or agreement executed in connection with the Obligations, for any reason whatsoever, including, without limitation, the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Counterparty has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Counterparty, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any Transaction Document or any other document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the payment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e)           Release of Obligors. Any full or partial release of the liability of the Counterparty or any other Transaction Party from the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being hereby recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay and perform the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Counterparty will be liable to pay or perform the Obligations, or the Hedge Provider will look to other parties to pay or perform the Obligations;

(f)            Other Security. The taking or accepting of any Collateral other security, or guaranty, or other assurance of payment or performance, for all or any part of the Obligations;

(g)           Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any Collateral, or other property or security, at any time existing in connection with, or assuring or securing payment or performance of, all or any part of the Obligations;

(h)           Care and Diligence. The failure of the Hedge Provider or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such Collateral, or other property or security;

(i)            Status of Liens. The fact that any Collateral, or other security, security interest or lien contemplated or intended to be given, created or granted as security for the payment or performance of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or Lien, it being hereby recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the Collateral or other security for the Obligations;

(j)            Payments Rescinded. Any payment by the Counterparty or any other Transaction Party to the Hedge Provider is held to constitute a preference or fraudulent transfer under any applicable laws, or for any reason the Hedge Provider is required to refund such payment or pay such amount to the Counterparty or any other Transaction Party; or

(k)           Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, any other Transaction Document, the Obligations, or the Collateral or other security therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to jointly and severally pay and perform all the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and performance of the Obligations.

Section 8.09           Subordination of All Guarantor Claims.

(a)           As used herein, the term “Guarantor Claims” shall mean all Debts and liabilities of any Transaction Party or any Subsidiary of any Transaction Party to any Guarantor, whether such Debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of such Transaction Party or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such Debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such Debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include, without limitation, all rights and claims of any Guarantor against any other Transaction Party or any Subsidiary of any other Transaction Party arising as a result of subrogation or otherwise as a result of such Guarantor’s payment or performance of all or any part of the Obligations. Until the Obligations shall be paid and performed in full, all Commitments have expired or been terminated, all Hedging Transactions and Transaction Documents have expired or been terminated and each Guarantor shall have paid and performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from any other Transaction Party or any Subsidiary of any other Transaction Party or any other party any amount upon the Guarantor Claims.

(b)           The Counterparty and each Guarantor hereby (i) authorizes the Hedge Provider to demand specific performance of the terms of this Section 8.09, whether or not the Counterparty or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.09 which are applicable to it and (ii) irrevocably and unconditionally waives any defense, offset or counterclaim based on the adequacy of a remedy at law, which could be asserted as a bar to such remedy of specific performance.

(c)           Upon any distribution of assets of any Transaction Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)            The Hedge Provider shall first be entitled to receive payment in full of the Obligations before the Counterparty or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.

(ii)           Any payment or distribution of assets of any Transaction Party of any kind or character, whether in cash, property or securities, to which the Counterparty or any Guarantor would be entitled except for the provisions of this Section 8.09(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Hedge Provider, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Hedge Provider.

(d)           No right of the Hedge Provider or any other present or future assignees or holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Transaction Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Counterparty or any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 8.10           Claims in Bankruptcy. Except to the extent expressly provided in the Intercreditor Agreement, in the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Counterparty or any other Transaction Party or any of their respective Subsidiaries, as debtor, the Hedge Provider shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Hedge Provider. If the Hedge Provider receives, for application towards the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between either the Counterparty or any Subsidiary of the Counterparty and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment and performance in full of the Obligations, the termination or expiration of the Commitments, and the termination or expiration of all Hedging Transactions and all Transaction Documents, such Guarantor shall become subrogated to the rights of the Hedge Provider to the extent that such payments to the Hedge Provider on the Guarantor Claims have contributed toward the liquidation of the Obligations and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Hedge Provider had not received dividends or payments upon the Guarantor Claims.

Section 8.11           Payments Held in Trust. In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, such Guarantor shall hold in trust for the Hedge Provider an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Hedge Provider, and each Guarantor covenants promptly to pay the same to the Hedge Provider.

Section 8.12           Benefit of Guaranty. The provisions of this Article VIII are for the benefit of the Hedge Provider, its successors and permitted transferees, endorsees and assigns. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Hedge Provider, as the case may be, to any other Person or Persons in accordance with the terms applicable Transaction Document, any reference to the “Hedge Provider” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

Section 8.13           Reinstatement. This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against the Counterparty, any Guarantor or any other Transaction Party for bankruptcy, liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Hedge Provider, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.14           Liens Subordinate. Each Guarantor agrees that any Liens, security interests, judgment liens, charges or other encumbrances upon the Counterparty’s or any Subsidiary of the Counterparty’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens, security interests, judgment liens, charges or other encumbrances upon the Counterparty’s or any Subsidiary of the Counterparty’s assets securing payment and/or performance of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Hedge Provider presently exist or are hereafter created or attach.

Section 8.15           Guarantor’s Enforcement Rights. Without the prior written consent of the Hedge Provider, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against either the Counterparty or any other Transaction Party, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Counterparty or any held by Guarantor.

Section 8.16           Limitation. It is the intention of the Guarantors and the Hedge Provider that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Legal Requirements applicable to such Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Article VIII or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by a Guarantor under this Article VIII shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

Section 8.17           Contribution Rights.

(a)           To the extent that any payment is made under this Guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the date on which the Obligations shall have been paid and performed in full, all Commitments, Hedging Transactions and Transaction Documents have expired or been terminated and each Guarantor shall have paid and performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)           This Section 8.17 is intended to define the relative rights of the Guarantors and nothing set forth in this Section 8.17 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d)           The rights of the parties under this Section 8.17 shall be exercisable on the date on which the Obligations shall be paid and performed in full, all Commitments, Hedging Transactions and Transaction Documents shall have expired or been terminated, and each Guarantor shall have performed all of its obligations hereunder.

(e)           The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

Section 8.18           Release of Guarantors. Upon the sale or disposition of any Guarantor to a Third Person pursuant to the terms of this Agreement and the Credit Agreement to any Person other than any other Guarantor, the Hedge Provider shall, at the Counterparty’s sole cost and expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably require and take any other actions reasonably required to evidence or effect the release of such Guarantor from this Article VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.01           Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document (other than the Fee Letter), and no consent to any departure by any Transaction Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Hedge Provider and the Counterparty and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02           Notices, Etc.

(a)           General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address to the Counterparty, any other Transaction Party, or the Hedge Provider, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given on the next Business Day for the recipient) and confirmed received. Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures. Transaction Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Transaction Parties, and the Hedge Provider. The Hedge Provider may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Limited Use of Electronic Mail. Notices and other communications to the Hedge Provider hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Hedge Provider in its sole discretion. The Hedge Provider may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Hedge Provider otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           Reliance by Hedge Provider. The Hedge Provider shall be entitled to rely and act upon any notices purportedly given by or on behalf of a Transaction Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. THE COUNTERPARTY HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS THE HEDGE PROVIDER AND EACH OF ITS RELATED PARTIES FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF THE COUNTERPARTY; PROVIDED THAT SUCH INDEMNITY SHALL NOT BE AVAILABLE TO THE EXTENT

THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION. All telephonic notices to and other communications with the Hedge Provider may be recorded by the Hedge Provider, and each of the parties hereto hereby consents to such recording.

Section 9.03           No Waiver; Cumulative Remedies. No failure on the part of the Hedge Provider to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided under any other Transaction Document or applicable law.

Section 9.04           Costs and Expenses. The Counterparty shall pay (i) all reasonable out-of-pocket expenses incurred by the Hedge Provider (including the reasonable fees, charges and disbursements of counsel for the Hedge Provider) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Hedge Provider (including the fees, charges and disbursements of any counsel for the Hedge Provider) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Transaction Documents, including its rights under this Section, or (B) in connection with any Hedging Transaction hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Hedging Transactions. The foregoing costs and expenses shall include all search, filing, and recording, title insurance and appraisal charges and fees and Taxes related thereto, and other out-of-pocket expenses incurred by the Hedge Provider and the cost of independent public accountants and other outside experts retained by the Hedge Provider. All amounts due under this Section 9.04 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the payment and performance of the Obligations, and the expiration or termination of all of the Commitments, Hedging Transactions and Transaction Documents.

Section 9.05           Indemnification. The Counterparty shall indemnify the Hedge Provider and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including all reasonably incurred fees, expenses and disbursements of any law firm or other external counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any Transaction Document, or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby and thereby or the consummation of the transactions contemplated hereby and thereby, (b) any Commitment,

(c) any action taken or omitted by the Hedge Provider under this Agreement or any other Transaction Document (including the Hedge Provider’s own negligence), or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO TRANSACTION PARTY SHALL ASSERT, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY HEDGING TRANSACTION. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ALL AMOUNTS DUE UNDER THIS SECTION 9.05 SHALL BE PAYABLE WITHIN TEN (10) BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF THE OBLIGATIONS AND THE EXPIRATION RO TERMINATION OF ALL OF THE COMMITMENTS, HEDGING TRANSACTIONS AND TRANSACTION DOCUMENTS.

Section 9.06           Successors and Assigns. The terms and provisions of this Agreement and the Transaction Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and the assigns permitted hereby, except that no Transaction Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Hedge Provider and the Hedge Provider may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Counterparty. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.07           Confidentiality. Each party hereto and hereby agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such

Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any rights and remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights or remedies hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to the Administrative Agent and any Lender to the extent expressly required under the Credit Agreement, (g) with the consent of the other party or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the either party on a nonconfidential basis from a source other than the other party. For purposes of this Section, “Information” means all information received by any party hereto and from any other party hereto relating to any such party or any of its respective businesses, other than any such information that is available to the party to whom such information is disclosed on a nonconfidential basis prior to disclosure by any such party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.08           Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.09           Survival of Representations, etc. All representations and warranties made in this Agreement and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. All such representations and warranties have been or will be relied upon by the Hedge Provider, regardless of any investigation made by the Hedge Provider and notwithstanding that the Hedge Provider may have had notice or knowledge of any Potential Event of Default or Specified Event, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied, or any Commitment, any Hedging Transaction or any Transaction Document shall remain in effect.

Section 9.10           Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11           Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Hedge Provider shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall at the Hedge Provider’s option be maintained in the Collateral Account or refunded to the Counterparty. In determining whether the interest contracted for, charged, or received by the Hedge Provider exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.12           Governing Law. THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 9.13           Submission to Jurisdiction.

(A)          ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE TRANSACTION PARTIES AND THE HEDGE PROVIDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE COUNTERPARTY, THE HEDGE PROVIDER AND EACH OTHER TRANSACTION PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY TRANSACTION DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE HEDGE PROVIDER, COUNTERPARTY AND ANY GUARANTOR WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(b)           Each Transaction Party has irrevocably appointed CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Ave., New York, New York, 10011, as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action. Such service may be made by mailing or delivering a copy of such process to such Transaction Party in care of the Process Agent at the Process Agent’s above address, and each Transaction Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Transaction Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on the signature pages of this Agreement.

(c)           Nothing in this Section 9.13 shall affect the right of the Hedge Provider to serve legal process in any other manner permitted by law or affect the right of the Hedge Provider to bring any action or proceeding against any Transaction Party (as the Counterparty or as a Guarantor) in the courts of any other jurisdiction.

Section 9.14           Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY TRANSACTION DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.15           Entire Agreement. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

                IN WITNESS WHEREOF, each of the undersigned has caused this Master Transaction Agreement to be duly executed and delivered as of the date first above written.

HEDGE PROVIDER:

SOCIÉTÉ GÉNÉRALE

By:	/s/ Francois-Xavier Saint-Macary
Name:	Francois-Xavier Saint-Macary
Title:	Managing Director, Global Head
of Commodities Trading

COUNTERPARTY:

MXENERGY INC.

By:	/s/ Carole R. Artman-Hodge
Name:	/s/ Carole R. Artman-Hodge
Title:	Executive Vice President, Chief Operating
Officer and Secretary

GUARANTORS:

MXENERGY ELECTRIC INC.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Chief Operating Officer

MXENERGY HOLDINGS INC.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Executive Vice President, Chief Operating Officer and Secretary

ONLINE CHOICE INC.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge

Signature Page to Master Transaction Agreement

Title: Vice President, Secretary and Treasurer

MXENERGY GAS CAPITAL HOLDINGS
CORP.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Vice President, Secretary and Treasurer

MXENERGY ELECTRIC CAPITAL HOLDINGS
CORP.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Vice President, Secretary and Treasurer

MXENERGY GAS CAPITAL CORP.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Vice President, Secretary and Treasurer

MXENERGY ELECTRIC CAPITAL CORP.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Vice President, Secretary and Treasurer

TOTAL GAS & ELECTRIC INC.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Chief Operating Officer

Signature Page to Master Transaction Agreement

TOTAL GAS & ELECTRICITY (PA) INC.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Chief Operating Officer

MXENERGY CAPITAL HOLDINGS CORP.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Vice President, Secretary and Treasurer

MXENERGY CAPITAL CORP.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Vice President, Secretary and Treasurer

MXENERGY ENERGY SERVICES INC.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Chief Operating Officer

INFOMETER.COM INC.

By:	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Vice President, Secretary and Treasurer

Signature Page to Master Transaction Agreement